Registration No.  333-182573

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-1/A-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HDS INTERNATIONAL CORP.
(Name of small business issuer in its charter)

Nevada	7300	26-3988293
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

HDS INTERNATIONAL CORP.	Resident Agency National, Inc.
10 Dorrance Street, Suite 700	377 S. Nevada Street
Providence, RI 02903	Carson City, NV 89703
(401) 400-0028	(775) 882-4283
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, WA   99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.     [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     [   ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [   ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box.     [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer, “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock	50,000,000	$0.005	$250,000	$34.10

Common Stock by
Selling Shareholders	93,917,855	$0.025 [1]	$2,347,946	$320.26

Total	143,917,855			$354.36

[1]           Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

HDS INTERNATIONAL CORP.
Shares of Common Stock
No minimum - 50,000,000 Maximum and 93,917,855 shares by Selling Shareholders

Our shares of common stock are traded on the Over the Counter Bulletin Board under the symbol “HDSI”.

We are offering up to a total of 50,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, no shares minimum, 50,000,000 shares maximum. The offering price is $0.005 per share.  There is no minimum number of shares that we have to sell.  In fact we may not be able to sell any shares of common stock.  There will be no escrow account.  All money received from the offering will be immediately used by us and there will be no refunds.  The offering will be for a period of 270 days from the effective date.

Further, some of our shareholders are also selling shares of common stock in this offering.  Our selling shareholders are selling 93,917,855 shares of common stock.  The resale of these shares is not being underwritten.  We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders.  The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers.  The selling stockholders will offer their shares at prevailing market prices.  We are paying all expenses incidental to the registration of the shares.

We will be offering our shares of common stock for sale concurrently with the sale of shares by the Selling Shareholders.

There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

Our common stock will be sold by our officers and directors.

                Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It’s illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

HDS International, Inc. (the “Company”, “we”, or “us”) is a green technology company providing renewable energy and eco-sustainability solutions.  We are a development stage business, have not generated any revenues to date and have a history of operating losses.

The Company was incorporated November 3, 2008 under the laws of the State of Nevada, to engage in providing certain business services.

On August 16, 2011, we entered into an Asset Acquisition Agreement (the “Agreement”) with Hillwinds Ocean Energy, LLC, a privately held consulting company (“HOEL”), under which we acquired from HOEL certain of HOEL’s assets, including a certain license relating to technologies for gas exchange, carbon dioxide capture and sequestration, algae biomass production and other renewable energy and eco-sustainability applications.

In exchange for the assets, we paid HOEL consideration of: (a) 7,500,000 shares of our Class A Preferred Stock, $0.001 par value per share; (b) 250,000,000 shares of our common stock, $0.001 par value per share, and (c) a twelve month, 10% promissory note in the sum of $325,000.  HOEL is the majority owner of our issued and outstanding common stock and sole owner of all our issued and outstanding preferred stock.

Simultaneously under the Asset Acquisition Agreement, our former president, Mr. Mark Simon, returned for cancellation 440,820,000 shares of common stock, which were cancelled by us, and resigned from his positions as officer and director of the Company.  Mr. Tassos D. Recachinas (“Mr. Recachinas”), president of HOEL, was appointed as our president and to our board of directors, becoming our sole officer and director.  Mr. Recachinas continues to serve as president of both HOEL and of our Company, and as president and sole director of HOEL, exercises supermajority control over our Company.

               We determined the consideration for the assets and the license through negotiation.  There is no comparable product/license on the market, accordingly it could be said that the price for both was arbitrarily determined.

Pursuant to the terms of the license, we acquired the exclusive rights to develop, make, use, market and sell certain products and to practice certain processes within our licensed territory.  Our licensed territory under the license consists of Back Bay, New Brunswick, Canada, and any geographical area within 50 miles from the center of Back Bay, with the boundary on the west being the border with the State of Maine in the United States.  We believe our licensed territory offers favorable geological conditions conducive to the implementation of our underlying technologies.

On October 1, 2011, we reached a management consulting agreement with Alexander M. Chirkov, M.D., Ph.D., (“Dr. Chirkov”), whereby Dr. Chirkov became our Chief Scientific Officer.  Our core technologies were developed by Dr. Chirkov and we believe we require his involvement to deploy, implement and commercialize our technologies.

           On October 7, 2011, the Company expanded its intellectual property portfolio by entering into a certain new license agreement (the “October 2011 License”) with Hillwinds Energy Development Corp. (“HEDC”), which is controlled by our President and sole Director.  The October 2011 License was identical in geographic territory as the August 16 License, but addressed newly developed technology.

On October 22, 2012, we formed a wholly-owned Canadian-based subsidiary, HDS Energy and Ecosystems NB, Ltd, headquartered in Saint John, New Brunswick, Canada, to be responsible for HDS International’s business and research and development interests in the Province of New Brunswick, Canada.  The subsidiary was established to facilitate HDS International’s sales, marketing, grant application, and other business development efforts within the Province, as well as in response to certain potential customer requirements in the Province.

On November 30, 2012, we reached a seven year exclusivity agreement with the City of Saint John, NB, Canada for the installation of an anaerobic digester, beginning with a feasibility study.  Under the terms of the agreement, HDS has received exclusive rights to pursue the installation of anaerobic digester waste-to-energy systems to operate in conjunction with the City of Saint John’s wastewater treatment infrastructure.  Initially, HDS will be responsible for leading a feasibility study for an anaerobic digester facility at the City of Saint John’s “Lancaster” Wastewater Treatment Facility site, at its own expense.  The City will contribute staff support and other internal assistance to HDS during the study, and has agreed to team on any grant applications identified by HDS.  The agreement was executed by HDS’ President and CEO, as well as Saint John’s City Manager after receiving approval by resolution of the City’s Common Council.

On December 10, 2012, through our wholly-owned Canadian subsidiary, HDS Energy and Ecosystems NB, Ltd., we entered into a new technology license agreement with HEDC, which expands the geographic territory under our previous technology licenses.  All previous license agreements between HDS and HEDC, including the license under asset acquisition agreement dated August 15, 2011, and the intellectual property agreement consummated October 7, 2011 (dated September 2, 2012) have been terminated and superseded in their entirety by the new license agreement (the “NB Provincial License”).

The NB Provincial License expands our exclusive geographic territory to cover the entire Province of New Brunswick, Canada, as compared to the previous exclusive geographic territory under our other licenses, which was defined as Back Bay, New Brunswick, Canada, and any geography within 50 miles from the center of Back Bay, with the boundary on the west being the border with the State of Maine in the United States.

The financial terms of the NB Provincial License transaction to expand our geographic territory were deemed immaterial, with no cash or securities paid or owed by the Company to HEDC.  HEDC is controlled by the Company’s officers and directors, who also control the majority of the Company’s basic and fully diluted shares of common stock, and accordingly this transaction was classified as a related-party transaction and was not conducted at arm’s-length.

As of the date of this prospectus, we have no contracted revenue stream and have taken only minimal steps toward the development of our business.

Our executive offices are located at 10 Dorrance Street, Suite 700, Providence, Rhode Island 02093.  Our primary telephone number is 401-400-0028.  We lease the foregoing offices from Regus Management Group, pursuant to a virtual office lease agreement dated August 12, 2012.  Our monthly rent is $99, for which we receive access to certain workspace solutions and services.  Our fiscal year end is December 31.

The offering

Following is a brief summary of this offering:

Securities being offered	No minimum, 50,000,000 shares maximum of common stock, par value $0.001 per share, by us and up to 93,917,855 shares of common stock by the selling shareholders.
Offering price per share	$0.005 by us and at the market price by selling shareholders.
Offering period	The shares are being offered for a period not to exceed 270 days.
Number of common shares outstanding before the offering	377,203,075
Number of common shares outstanding after the offering if all of the shares are sold	427,203,075

Use of Proceeds

The expenses of this offering are $25,000 and are as follows:

Legal Fees	$12,500
Printing prospectus	$2,000
Accounting and auditing fees	$2,000
State securities blue sky fees	$2,000
Transfer agent fees	$3,000
SEC filing fees	$700
Miscellaneous unforeseen expenses	$800
Total Offering Expenses	$25,000

The first funds raised will be used to cover the foregoing expenses.  Thereafter, funds raised will be used as follows:

	0%	25%	50%	75%	100%
Hardware	$-	$4,688	$12,500	$20,313	$28,125
Website	$-	$938	$2,500	$4,063	$5,625
Marketing and advertising	$-	$1,875	$5,000	$8,125	$11,250
Research & Development	$-	$4,688	$12,500	$20,313	$28,125
Salaries	$-	$18,750	$50,000	$81,250	$112,500
Working capital	$-	$6,563	$17,500	$28,438	$39,375
Total Net Proceeds	$(25,000)	$37,500	$100,000	$162,500	$225,000

It is possible that we may not be able to sell any shares of common stock or that the amount raised may be minimal and may not even cover the costs of the offering, which we have estimated at $25,000.  Assuming we raise 25% of the offering amount, we will receive net proceeds of $37,500; if we raise 50% of the offering amount we will receive net proceeds of $100,000; if we raise 75% of the offering amount we will receive net proceeds of $162,500; and, if we raise 100% of the offering amount we will receive net proceeds of $225,000.  Again, there is no assurance we will be able to raise any money in this public offering.  Further, we will not receive any proceeds from the sale of common stock by selling shareholders.

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of	As of
	September 30, 2012	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$15,199	$327,753	$33,034
Total Liabilities	$943,052	$805,977	$182,132
Stockholders’ Equity (Deficiency)	$(927,853)	$(478,224)	$(149,098)

	Nine months Ended	Year Ended	Year Ended
	September 30, 2012	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)	(Audited)
Income Statement
Revenue	$0	$0	$0
Total Expenses	$449,629	$319,180	$145,094
Net Loss	$(449,629)	$(319,180)	$(145,094)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with HDS INTERNATIONAL CORP.:

We face a number of significant risks associated with its current plan of operations. These include, but are not limited to, the following:

1.  We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.

To date, we have not been profitable and have incurred significant losses and cash flow deficits. As a result of these net losses and cash flow deficits and other factors, our independent auditors issued an audit opinion that indicated that there is a substantial doubt about our ability to continue as a going concern.

2.  Our business plan and proposed operations are forward looking and there is no assurance that we will achieve them.

The information contained herein is forward looking.  Our operations to date have been limited.  There is no assurance that we will achieve our proposed objectives.  We anticipate that we will continue to report losses and negative cash flow for several years.  As such, if you invest in us, you may lose your entire investment.

       Our business model is unproven.  We are uncertain as to whether the business strategy or economic model we are pursuing will be successful or allow us to obtain clients.  Even if we were to obtain clients, there is no assurance that we will be able to successfully develop any products for which we are contracted to produce, or that our products will perform as desired.  Our business model may be unattractive in the marketplace and we may be unable to obtain clients.

3.  We rely on the know-how and expertise of Dr. Alexander Chirkov, inventor of our core technologies, and we would not be unable to implement our intended business plan without his involvement or cooperation.

Our intellectual property was developed by Alexander Chirkov, Ph.D., M.D., a biophysicist and inventor.   Chirkov possesses unique and scarce knowledge, attributes and other skills that cannot be easily obtained by hiring other experienced management personnel, and which are required us to generate revenues.  While Chirkov currently serves as our Chief Scientific Officer, he does so pursuant to verbal consulting agreements spanning one month terms and automatically renewing each successive month unless terminated.  There is no assurance that we will be able to continue to retain Chirkov’s services or that we will be able to obtain them at an affordable cost.  Furthermore, we do not hold any key man insurance, and any unforeseen circumstances that would prevent us from accessing Dr. Chirkov’s unique knowledge, including disability, death or any other reason, would have a material adverse impact on our ability to implement our intended business plan.

4.  We have yet to construct our technology on a commercial scale, and may be unable to solve technical and engineering challenges that we may encounter which may prevent our technology from being economically attractive to prospective customer licensees.

The production of petroleum substitutes and protein products from algae biomass—a core target market of our technology—involves complex outdoor aquatic systems with inherent risks, including weather, disease, and contamination. As a result, our future production operations, if any, may be adversely affected from time to time by climatic conditions, such as severe storms, flooding, dry spells and changes in air and water temperature or salinity, and may also be adversely affected by pollution and disease.  Any operational difficulties we experience would have an adverse effect on our revenues and profitability, and such effects could be material.  If we encounter significant engineering or other obstacles in implementing our technology at commercial scale, our financial condition, cash flows and results of operations could be adversely affected, and such effects could be material.

5.  The presence (or absence) of government subsidies may materially affect the profit (or losses) of our operations.

Part of our business is part of a new and emerging biofuels industry that is subject to economic and other regulations, which may have an adverse effect on the entire industry and subsequently our business.  For example, the cost of biofuels has historically been higher than petroleum, and the lack of governmental subsidies for biofuels may limit the demand and marketability of the Company’s technology.  There is no assurance that the biofuels industry, or any industry that we market our products to, will have the need or the financial ability to use our products or technology.  Furthermore, certain of our technologies which we seek to commercialize relate to the capture and reutilization of carbon dioxide gas.  If governmental or political support for carbon dioxide capture change, we could be adversely affected.

6.  Our revenues can be influenced by changes in the law, regulations, tax code, and international treaties, including the laws of Canada and the United States.

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control.  We are unable to assess or predict at this time what effect changes in regulations or legislation could have on our activities.  Actions taken at the national and international level, including the United Nations, can negatively impact our ability to generate revenue and may substantially impact our operations.  Specifically, post-Kyoto action on climate change treaties, cap-and-trade systems, and related governmental regulatory schemes may significantly affect our ability to compete in a changing marketplace.

7.  The underlying patent applications may be delayed or denied.

Our success depends on our technology’s commercial viability and on the strength of our intellectual property rights.  While patent applications have been filed with respect to our underlying technology by our licensor, such patent applications have not yet been approved and the technology is not presently protected with patents.  The only intellectual property rights that exist at present, if any, are trade secret rights.  However, trade secrets are difficult to protect and others could independently develop substantially equivalent technology.  Competitors may gain access to trade secrets relating to the technology, and we may not be able to protect the rights to our trade secrets. In addition, our agreements with our employees, consultants, advisors, customers and potential partners restricting the disclosure and use of trade secrets, inventions and confidential information relating to the technology may not provide meaningful protection in the event of unauthorized use or disclosure.  Further, third parties may assert that our technologies, or the products we or our customers or partners commercialize using the technologies, infringe upon their proprietary rights.  We have yet to complete an infringement analysis and, even if such an analysis were available at the current time, it is virtually impossible for us to be certain that no infringement exists, particularly in our case where our products or processes have not yet been fully developed.  We may need to acquire additional licenses from third parties in order to avoid infringement in our operations.  Any required license may not be available to us on acceptable terms, or at all.  We could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s intellectual property rights as well as in enforcing our rights against others, and if we are found to infringe, the manufacture, sale and use of products could be enjoined.  Any claims against us, with or without merit, would likely be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented.  Furthermore, the parties bringing claims may have greater resources than we do.

8.  We may not be able to successfully develop and commercialize our technologies, which would result in continued losses and may require us to curtail or cease operations.

We are currently still developing our technologies, products and processes.  We have not generated any revenues and we are unable to project when we will achieve profitability, if ever.  We expect the process of developing our technologies to continue, which may result in substantial costs and operating losses.  Our technologies are unproven on a commercial scale, and there is no assurance that our engineering resources will be able to develop products fast enough to meet market requirements.  We can also not assure that our products will gain market acceptance and that we will be able to successfully commercialize our technologies.  The failure to successfully develop and commercialize our technologies would result in continued losses and may require us to curtail or cease operations.

9.  Our technology is unproven on a commercial scale.

Our technologies have never been utilized on a commercial basis.  All of the tests conducted to date by us with respect to the technology have been performed through laboratory and bench scale models, and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis.  We have never utilized our technology under the conditions or in the volumes that will be required for us to be profitable and we cannot predict all of the difficulties that may arise.  Our technologies, when used, may require further research, development, regulatory approvals, environmental permits, design and testing prior to commercialization.  Accordingly, our technology may not perform successfully on a commercial basis and may never generate any revenues or be profitable.

10.  Our capital requirements may change.

We may require substantial additional funds in order to continue our research and development programs, and to conduct full scale manufacturing and marketing of any products that may be developed.  Our capital requirements depend on numerous factors, including but not limited to, the progress of our research and development programs, the progress of production testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in our existing research relationships, the ability of us to establish collaborative arrangements, the development of commercialization activities and arrangements, and the purchase of additional facilities and capital equipment.  There can be no assurance, however, that changes in our research and development plans, acquisitions or other events affecting our operations will not result in accelerated or unexpected expenditures.  Thereafter, we will need to raise substantial additional capital to fund our operations.  There can be no assurance, however, that additional financing will be available, or if available, will be available on acceptable or affordable terms.

11.  We may not be successful with any grant applications.

Part of our business model involves allocating resources to pursue the grant money available to bolster our research efforts and development resources.  There is no assurance that we will receive any grant funding.  Furthermore, we may expend a significant amount of resources pursuing grant funding, and this strategy may result in continued losses and may require us to curtail or cease operations.

12.  We may face unexpected environmental issues or difficulties in the permitting process.

Any effort to implement our technologies may require significant environmental impact analysis and operating and environmental permits.  We may not be successful in obtaining the necessary permits, and any environmental analysis may be costly and produce adverse results that would prohibit us from proceeding with any implementation of our technologies.

13.  As a shareholder, your ownership stake may be subject to future dilution.

We expect that we will need to raise additional capital in the future, to fund projects, expansion, working capital, acquisitions, or for other purposes.  This may result in dilution for shareholders.  We also may determine to issue new shares of our common stock or preferred stock in exchange for certain goods or services.  This may also result in dilution for shareholders.  The same is true of outstanding grants of stock options.  Accordingly, you should expect future dilution associated with your investment.

14.  We do not maintain theft or casualty insurance, liability or property insurance coverage and therefore could incur losses as a result of an uninsured loss.

We do not maintain theft, casualty insurance, liability or property insurance coverage as of this date.  We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business.  Any such uninsured or insured loss or liability could have a material adverse effect on our results of operations.

15.  We are a controlled company, and certain private shareholders, including our directors and officers, control a substantial interest in us and thus may influence certain actions requiring a vote of our shareholders.

Our sole officer and director, Mr. Recachinas, through affiliates, is the beneficial owner of 47.57% of our issued and outstanding common stock.  He is also the beneficial owner of 100% of our issued and outstanding Class A Preferred Stock, which provide 100 votes per share on matters submitted to common shareholders.  Pursuant to such ownership, Mr. Recachinas has the ability to influence certain actions requiring a shareholder vote, including, the election of directors.  This concentration of ownership and control could delay or prevent a change in our control or other action, even when a change in control or other action might be in the best interests of our other shareholders.  We are a controlled company.

                16.  Our executives are employed on a part-time basis.

Both our Chief Executive Officer and our Chief Scientific Officer are employed on a part-time basis and may dedicate a portion of their business time to unrelated matters.  Given their importance to the implementation of our business plan, their inability or unwillingness to dedicate their time to us could have a material adverse impact on our ability to implement our intended business plan.  Each executive is expected to dedicate approximately twenty hours per week to us.  There is no assurance that this will be sufficient to successfully implement our business plan.  Further, there is no assurance that we will be able to continue to retain the services of our executives or that we will be able to obtain them at an affordable cost or at all in the future.

17.  Our licensed territory is limited in scope.

Pursuant to the terms of our technology license, our licensed territory is confined to a specific geographical area consisting of the Province of New Brunswick, Canada.  The technology has never been commercially deployed anywhere, including in our territory, and we cannot predict that we will be successful under our license.  If we cannot find customers within our licensed territory, and cannot adjust our business model accordingly, we may suffer severe losses and be forced to go out of business.

Should seek to utilize our technologies outside of our licensed territory, we may seek to expand our licensed territory, which may require us to enter in new agreements with our licensor, which is controlled by our President, presenting a conflict of interest.  There is no assurance that we will be successful in expanding the scope of our territories outside of our licensed territory or that we will be able to do so at a fair or attractive price, presenting substantial risks to shareholders.

18.  Our licensor is a related party, presenting a potential conflict of interest.

Our sole officer and director, Mr. Recachinas, directly and through affiliates, exerts control over our licensor.  In the event that we seek to enter into any new agreements in the future with our current licensor, to expand the scope of our licensed territory or otherwise, any such transactions would be related party transactions.  While we will seek to negotiate any such future agreements in the ordinary course of business and on commercially reasonable terms, there is no assurance that we will be successful in reaching any such agreements, that any such agreements would be made on commercially reasonable terms, or than any such agreements will not be dilutive to your interests.  There is a direct conflict of interest of our president in negotiating relating party transactions, and there is no assurance that such transactions will be conducted in the best interests of our other shareholders.    In the event we do seek to enter into any future agreements with our licensor, we may be competing with other parties, which could have an adverse effect on us.

19.  We have no commercial contracts and no existing revenue stream.

We believe that virtually all of our revenues will come from the sale or license of our products or services.  As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from the sale or license of our products.   We currently have no third party contracts, and there can be no assurance that businesses and customers will adopt our technology and products, or businesses and prospective customers will agree to pay for or license our products or technologies.  In the event that we are not able to obtain customers that purchase or license our products or technologies, or if we are unable to charge the necessary prices or license fees for our products or technologies, our financial condition and results of our operations will be materially and adversely affected.

20.  We face risks associated with our wholly-owned subsidiary, HDS Energy & Ecosystems NB, LTD.

On October 22, 2012, we formed a wholly-owned Canadian-based subsidiary, HDS Energy & Ecosystems NB, LTD, headquartered in Saint John, New Brunswick, Canada.  We rely on the expertise of local professionals to ensure our compliance with the local laws and regulations of operating in the Province of New Brunswick, the City of Saint John and the Country of Canada, and expect to face ongoing expenses to properly maintain our subsidiary.  We may face unforeseen costs and expenses associated with HDS Energy & Ecosystems NB, and any unexpected costs or expenses may adversely impact us.

21.  We may require additional resources to fulfill our requirements under our contact with the City of Saint John, NB, Canada and face other risks to our contract.

Under the terms of our seven year exclusivity agreement with the City of Saint John, NB, Canada, we are required to demonstrate progress towards certain agreed upon milestones, including the preparation of a feasibility study.  If we fail to achieve certain progress under our contract, the City of Saint John may choose to cancel our contract.  We have limited experience in undertaking the requirements under our contract and there is no assurance we will be successful under our exclusivity agreement or that we will be able to maintain our exclusivity agreement.  Further, our agreement does not provide for any contracted revenues at this time, and there is no assurance that we will be able to successful negotiate and enter into an agreement to provide for revenues associated with the agreement. There is no assurance that our feasibility study will conclude that our potential project is viable.  Furthermore, there is no obligation whatsoever for the City of Saint John to proceed under our agreement following the completion of our feasibility study, regardless of the conclusions of the feasibility study.  Even if the City determines to proceed with the implementation of our project following our feasibility study, there is no assurance that we will be able to successfully negotiate a new contract with the City of Saint John to earn revenues on terms acceptable to us.  There is also no assurance that the funding for any potential installation will be available, and no funds have currently been made available for this project.  There is no assurance funding for any future project will ever become available.  Until we complete our feasibility study, we are unable to predict the magnitude of our potential revenues relating to the agreement with the City of Saint John.

22.  We require the assistance of an experienced anaerobic digestion company.

We have never designed, manufactured and operated an anaerobic digester, and believe that we can benefit by teaming with an experienced anaerobic digester manufacturer and servicer to assist us in achieving our obligations under our agreement with the City of Saint John, including with conducting a feasibility study for an anaerobic digester incorporating our carbon capture and algae biomass production technologies.  There is no assurance that we will be able to identify an acceptable anaerobic digestion company to work with us, or that we will be able to establish a relationship with any such digester manufacturers on terms acceptable or profitable to us, if at all.  There is also no assurance that any anaerobic digester company will be able to integrate our carbon capture and algae biomass technologies into their design plans, and accordingly, we may not be able to incorporate our technologies into any potential project.  Once installed, anaerobic digesters are subject to a variety of operational risks, which will be out of our control but may adversely impact us.  If we are unable to identify and team with an experienced anaerobic digestion company on our contract with the City of Saint John within a reasonable timeframe, we may not be able to fulfill our obligations under tour exclusivity agreement with the City of Saint John and our contract may be cancelled.

23.  We face intense competition, many of our competitors have significantly more resources than we do, and competing technologies developed by competitors could become more commercially successful than ours or render our technology obsolete.

Development of carbon capture and biomass production technology is highly competitive, and competing carbon capture and algae biomass production technologies could become more commercially successful than ours. Our competitors include major integrated energy, waste management and agriculture companies that have developed or are developing competing technologies, many of which have significantly more financial and other resources than we do to spend for research and development of their technologies and for funding construction and operation of commercial-scale plants.  In addition to using their own carbon capture and biomass production technologies in competition with us, these competitors could also offer to license their technology to our potential customers. Additionally, several small companies have developed and are continuing to develop competing carbon capture and algae biomass production technologies.  As our competitors continue to develop carbon capture and algae biomass production technologies, one or more of our current technologies could become obsolete.  As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may adversely affect our operations and cause us to fail in commercializing our technologies.  We may not be able to successfully develop or expend the financial resources necessary to acquire new technology.

24.  We face other risks.

We face many other risks to those described above.  These include the possibility of war and terrorism and the effects of hurricanes, earthquakes and other natural disasters.  These risks are appreciable as our licensed territory is exposed to the Atlantic hurricane season.  We are also heavily dependent upon the talent we can attract.  While we have a talented management team, we must continue to attract and retain other key employees while retaining our current key personnel.  New ventures also pose the risk of corporate indebtedness.  While bank loans are not currently contemplated, if they are sought they can exert pressure on our profits until they are repaid.

25.  Our preferred stock adversely affect the voting and liquidation rights of the common shares.

There are currently 7,500,000 shares of Class A Preferred Stock outstanding.  Each share of preferred stock entities the holder to 100 votes; has priority over common stock upon liquidation; and, is convertible into 20 shares of common stock.  As a result, the owner of the Class A Preferred Stock controls us and upon liquidation will own all of the assets that are liquidated to pay creditors.

26.  It is unlikely they we will be able to sale our shares of common stock to the public if the market price of our shares drops below $0.005 per share.

We are offering our shares at an offering price of $0.005 per share.  Our shares of common stock are trade on the OTC Bulletin board under the symbol HDSI.  If the market price of our shares of common stock drops below $0.005 per share, it is unlikely that investors will purchase shares in this public offering.  That is because investors will be able to purchase our shares of common stock in the market place at a price lower than they can purchase the shares directly from us.  The selling shareholders may sell their shares at prevailing market prices, including at prices below our fixed offering price.  This may increase the difficulty we have in selling shares.

27.  Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, which impose additional sales practice requirements on brokers/dealers, who sell our securities in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

28.  FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

Federal Industry Regulatory Authority (FINRA) has adopted rules that require, that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes there is a high probability that speculative low priced securities will not be suitable, for some customers. FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

29.  Because there is a limited market for our common stock, you may not be able to resell your stock.

There is a limited public market for our shares of common stock.  As such, you may not be able to resell your shares.

30.  We do not qualify as an “emerging growth company” under the JOBS Act, and are therefore ineligible to take advantage of certain benefits afforded to other companies.

We do not qualify as “emerging growth company,” as defined in the JOBS Act, and we are therefore ineligible for certain exemptions from various reporting requirements that other “emerging growth companies” may receive, potentially requiring us to invest more resources into regulatory compliance relative to our competitors.

USE OF PROCEEDS

We are offering up to 50,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, no shares minimum.  The offering price is $0.005 per share. The table below sets forth the use of proceeds if we raise 25%, 50%, 75% or 100% of the total offering of $250,000:

	0%	25%	50%	75%	100%

Gross proceeds	$-	$62,500	$125,000	$187,500	$250,000
Offering expenses
Legal Fees	$12,500	$12,500	$12,500	$12,500	$12,500
Printing prospectus	$2,000	$2,000	$2,000	$2,000	$2,000
Accounting and auditing fees	$2,000	$2,000	$2,000	$2,000	$2,000
State securities blue sky fees	$2,000	$2,000	$2,000	$2,000	$2,000
Transfer agent fees	$3,000	$3,000	$3,000	$3,000	$3,000
SEC filing fees	$700	$700	$700	$700	$700
Miscellaneous unforeseen costs	$800	$800	$800	$800	$800
Total Offering Expenses	$25,000	$25,000	$25,000	$25,000	$25,000
Net proceeds	$(25,000)	$37,500	$100,000	$162,500	$225,000

The net proceeds will be used as follows:

	0%	25%	50%	75%	100%
Hardware	$-	$4,688	$12,500	$20,313	$28,125
Website	$-	$938	$2,500	$4,063	$5,625
Marketing and advertising	$-	$1,875	$5,000	$8,125	$11,250
Research & Development	$-	$4,688	$12,500	$20,313	$28,125
Salaries	$-	$18,750	$50,000	$81,250	$112,500
Working capital	$-	$6,563	$17,500	$28,438	$39,375
Total Net Proceeds	$(25,000)	$37,500	$100,000	$162,500	$225,000

It is possible that we may not be able to sell any shares of common stock or that the amount raised may be minimal and may not even cover the costs of the offering, which we have estimated at $25,000.  Assuming we raise 25% of the offering amount, we will receive net proceeds of $37,500; if we raise 50% of the offering amount we will receive net proceeds of $100,000; if we raise 75% of the offering amount we will receive net proceeds of $162,500; and, if we raise 100% of the offering amount we will receive net proceeds of $225,000.  Again, there is no assurance we will be able to raise any money in this public offering.  Further, we will not receive any proceeds from the sale of common stock by selling shareholders.

We will be responsible for the outstanding offering expenses regardless of the outcome of the offering.

Hardware is comprised of office equipment and computers for desktop use, as well as materials needed to construct product prototypes. If we raise at least $50,000 we will purchase office communications equipment, including one computer.  If the maximum is raised we will purchase three desktop computers and materials to construct a carbon dioxide removal and reutilization platform prototype.

Assets will be purchased from unaffiliated third parties at the market price for the assets.  As of the date hereof, we have not identified the persons from whom we will purchase the assets.

Website costs are related to developing our websites. Our corporate website will cost $2,000 to update. If $250,000 is raised, we will be able to incorporate additional functionality to the website for a total cost of $5,625.

Marketing and advertising is related to the design and purchase of various types of marketing materials and brochures which will promote our services to customers.  If the maximum is raised, we can purchase large banners and other professional quality posters to display at trade shows and other similar functions.

If we raise $250,000 in this offering, we intend to pay two business development personnel and two scientists/engineers.

Working capital is the cost related to operating our office. It is comprised of expenses for telecommunications, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and general working capital.

If we do not raise any money in our offering, we may not be able to maintain our operations during the next twelve months and our plan for growth will be hampered.

We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.  All proceeds from the sale of shares of common stock by selling shareholders will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a maximum of $250,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

The selling security holders and any of its donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The selling security holders may use any one or more of the following methods when selling shares:

*	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
*	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
*	purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;
*	an exchange distribution in accordance with the rules of the applicable exchange;
*	privately negotiated transactions;
*
in connection with short sales of the shares - a subscriber or selling shareholder may not enter into a short sale before the registration statement is declared effective and later used the registered shares to cover the short sale.

*	broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;
*	a combination of any of these methods of sale; or
*	any other method permitted by applicable law.

The sale price to the public may be:

*	the market price prevailing at the time of sale;
*	a price related to the prevailing market price;
*	at negotiated prices; or
*	a price the selling security holders determine from time to time.

The shares owned by selling shareholders may not be sold under Rule 144 of the Securities Act of 1933, as amended, Rule 144 being unavailable for the resale of our shares until March 1, 2013. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of September 30, 2012, the net tangible book value of our shares of common stock was ($927,853) or approximately ($0.0027) per share based upon 347,380,000 shares outstanding.  Subsequent to September 30, 2012, we issued 29,823,075 shares in various transactions, bringing the total shares outstanding as of January 9, 2013, to 377,203,075.

If 100% of the shares are sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 427,203,075 shares to be outstanding will be approximately ($644,953) or approximately ($0.0015) per share. The amount of dilution you will incur will be $0.005 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0012 per share without any additional investment on their part. You will incur an immediate dilution from $0.005 per share to $0.0000 per share.

After completion of this offering, if 50,000,000 shares are sold, you will own approximately 11.70% of the total number of shares then outstanding shares for which you will have made a cash investment of $250,000, or $0.0006 per share. Our existing stockholder will own approximately 88.30% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $7,523 ($7,523 during the period audited and $32,900 (unaudited) subsequent to the period end), or approximately $0.0001 per share.

If 75% of the shares are sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 414,703,075 shares to be outstanding will be ($707,453) or approximately ($0.0017) per share. The amount of dilution you will incur will be $0.0050 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0010 per share without any additional investment on their part. You will incur an immediate dilution from $0.005 per share to $0.0000 per share.

After completion of this offering, if 37,500,000 shares are sold, you will own approximately 9.04% of the total number of shares then outstanding shares for which you will have made a cash investment of $187,500 or $0.005 per share. Our existing stockholders will own approximately 90.96% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $7,523 ($7,523 during the period audited and $32,900 (unaudited) subsequent to the period end), or approximately $0.0001 per share.

If 50% of the shares are sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 402,203,075 shares to be outstanding will be ($769,953) or approximately ($.0019) per share. The amount of dilution you will incur will be $0.005 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0008 per share without any additional investment on their part. You will incur an immediate dilution from $0.005 per share to $0.0000 per share.

After completion of this offering, if 25,000,000 shares are sold, you will own approximately 6.22% of the total number of shares then outstanding shares for which you will have made a cash investment of $125,000 or $0.0003 per share. Our existing stockholders will own approximately 93.78% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $7,523 ($7,523 during the period audited and $32,900 (unaudited) subsequent to the period end), or approximately $0.0001 per share.

If 25% of the shares are sold:

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 389,203,075 shares to be outstanding will be ($832,453) or approximately ($0.0021) per share. The amount of dilution you will incur will be $0.0050 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0006 per share without any additional investment on their part. You will incur an immediate dilution from $0.005 per share to $0.0000 per share.

After completion of this offering, if 12,500,000 shares are sold, you will own approximately 3.21% of the total number of shares then outstanding shares for which you will have made a cash investment of $62,500 or $0.0002 per share. Our existing stockholders will own approximately 96.79% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $7,523 ($7,523 during the period audited and $32,900 (unaudited) subsequent to the period end), or approximately $0.0001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share	$0.005
Net tangible book value per share before offering	$(0.0027)
Potential gain to existing shareholders per share	$0.0012
Net tangible book value per share after offering	$(0.0015)
Increase to present stockholders in net tangible book value per share after offering	$0.0012
Capital contributions	$250,000
Number of shares outstanding before the offering	377,203,075
Number of shares outstanding after offering	427,203,075
Percentage of ownership held by existing stockholders after offering	88.30%

Purchasers of shares in this offering if all shares sold

Price per share	$0.005
Dilution per share	$0.005
Capital contributions	$250,000
Number of shares after offering held by offering purchasers	50,000,000
Percentage of ownership after offering	11.70%

Purchasers of shares in this offering if 75% of shares sold

Price per share	$0.005
Dilution per share	$0.005
Capital contributions	$187,500
Number of shares after offering held by offering purchasers	37,500,000
Percentage of ownership after offering	9.04%

Purchasers of shares in this offering if 50% of shares sold

Price per share	$0.005
Dilution per share	$0.005
Capital contributions	$125,000
Number of shares after offering held by offering purchasers	25,000,000
Percentage of ownership after offering	6.22%

Purchasers of shares in this offering if 25% of shares sold

Price per share	$0.005
Dilution per share	$0.005
Capital contributions	$62,500
Number of shares after offering held by offering purchasers	12,500,000
Percentage of ownership after offering	3.21%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 50,000,000 shares of common stock on a direct public offering basis, without any involvement of underwriters or broker-dealers, no shares minimum, 50,000,000 shares maximum. The offering price is $0.005 per share. There is no minimum number of shares that we have to sell.  There will be no escrow account.  All money received from the offering will be immediately used by us and there will be no refunds.  The offering will be for a period of 270 days from the effective date.  There are no finders involved in our distribution.

We will be offering our shares of common stock for sale concurrently with the sale of shares by the Selling Shareholders.

We will sell the shares in this offering through our sole officer and director, Tassos D. Recachinas.   He will receive no commission from the sale of any shares. He will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.  The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Tassos D. Recachinas, our sole officer and director is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be our sole officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered.  We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Washington D.C. and/or outside the United States of America.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are “penny stocks” covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $1,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 270 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.  execute and deliver a subscription agreement

2.  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to HDS INTERNATIONAL CORP.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Shares Offered by Selling Shareholders

Of the 93,917,855 shares offered by the selling shareholders, none are being offered by our officers and directors.

BUSINESS

General

HDS International, Inc. (the “Company”, “we”, or “us”) is a green technology company providing renewable energy and eco-sustainability solutions.  We are a developmental stage business, have not generated any revenues to date and have a history of operating losses.

The Company was incorporated November 3, 2008 under the laws of the State of Nevada, to engage in providing certain business services.

On August 16, 2011, we entered into an Asset Acquisition Agreement (the “Agreement”) with Hillwinds Ocean Energy, LLC, a privately held consulting company (“HOEL”), under which we acquired from HOEL certain of HOEL’s assets, including a certain license relating to technologies for gas exchange, carbon dioxide capture and sequestration, algae biomass production and other renewable energy and eco-sustainability applications.

In exchange for the assets, we paid HOEL consideration of: (a) 7,500,000 shares of our Class A Preferred Stock, $0.001 par value per share; (b) 250,000,000 shares of our common stock, $0.001 par value per share, and (c) a twelve month, 10% promissory note in the sum of $325,000.  HOEL is the majority owner of our issued and outstanding common stock and sole owner of all our issued and outstanding preferred stock.

Simultaneous with the Asset Acquisition Agreement, our former president, Mr. Mark Simon, returned for cancellation 440,820,000 shares of common stock, which were cancelled by us, and resigned from his positions as officer and director of the Company.  Mr. Tassos D. Recachinas (“Mr. Recachinas”), president of HOEL, was appointed as our president and to our board of directors, becoming our sole officer and director.  Mr. Recachinas continues to serve as president of both HOEL and of our Company, and as president and sole director of HOEL, exercises supermajority control over our Company.

We determined the consideration for the assets and the license through negotiation.  There is no comparable product/license on the market, accordingly it could be said that the price for both was arbitrarily determined.

Pursuant to the terms of the license, we acquired the exclusive rights to develop, make, use, market and sell certain products and to practice certain processes within our licensed territory.  Our licensed territory under the license consists of Back Bay, New Brunswick, Canada, and any geographical area within 50 miles from the center of Back Bay, with the boundary on the west being the border with the State of Maine in the United States.  We believe our licensed territory offers favorable geological conditions conducive to the implementation of our underlying technologies.

On October 1, 2011, we reached a management consulting agreement with Alexander M. Chirkov, M.D., Ph.D., (“Dr. Chirkov”), whereby Dr. Chirkov became our Chief Scientific Officer.  Our core technologies were developed by Dr. Chirkov and we believe we require his involvement to deploy, implement and commercialize our technologies.

On October 7, 2011, the Company expanded its intellectual property portfolio by entering into a certain new license agreement (the “October 2011 License”) with Hillwinds Energy Development Corp. (“HEDC”), which is controlled by our President and sole Director.  The October 2011 License was identical in geographic territory as the August 16 License, but addressed newly developed technology.

On October 22, 2012, we formed a wholly-owned Canadian-based subsidiary, HDS Energy and Ecosystems NB, Ltd, headquartered in Saint John, New Brunswick, Canada, to be responsible for HDS International’s business and research and development interests in the Province of New Brunswick, Canada.  The subsidiary was established to facilitate HDS International’s sales, marketing, grant application, and other business development efforts within the Province, as well as in response to certain potential customer requirements in the Province.

On November 30, 2012, we reached a seven year exclusivity agreement with the City of Saint John, NB, Canada for the installation of an anaerobic digester, beginning with a feasibility study.  Under the terms of the agreement, HDS has received exclusive rights to pursue the installation of anaerobic digester waste-to-energy systems to operate in conjunction with the City of Saint John’s wastewater treatment infrastructure.  We intend for the anaerobic digester project to incorporate HDS’ licensed carbon capture and algae biomass production technologies incremental to a traditional anaerobic digester’s functionality.  Initially, HDS will be responsible for leading a feasibility study for an anaerobic digester facility that would incorporate its technologies at the City of Saint John’s “Lancaster” Wastewater Treatment Facility site, at its own expense.  The City will contribute staff support and other internal assistance to HDS during the study, and has agreed to team on any grant applications identified by HDS.  The agreement was executed by HDS’ President and CEO, as well as Saint John’s City Manager after receiving approval by resolution of the City’s Common Council.

                If the City of Saint John determines to proceed under our agreement to implement an anaerobic digester incorporating our licensed carbon capture and algae biomass production technologies project based on our feasibility study, we will seek to negotiate a new contract with the City of Saint John to earn revenues as general contractor of the project.  We intend to seek to generate revenue through subcontracting the anaerobic digester installation to an experienced anaerobic digester manufacturer and installer, and generate additional revenues through the sale of our carbon capture and algae biomass production equipment required by the project.  We are unable to accurately predict our potential for revenues from our contract until we complete our feasibility study.

On December 10, 2012, through our wholly-owned Canadian subsidiary, HDS Energy and Ecosystems NB, Ltd., we entered into a new technology license agreement with HEDC, which expands the geographic territory under our previous technology licenses.  All previous license agreements between HDS and HEDC, including the license under asset acquisition agreement dated August 15, 2011, and the intellectual property agreement consummated October 7, 2011 (dated September 2, 2012) have been terminated and superseded in their entirety by the new license agreement (the “NB Provincial License”).

The NB Provincial License expands our exclusive geographic territory to cover the entire Province of New Brunswick, Canada, as compared to the previous exclusive geographic territory under our other licenses, which was defined as Back Bay, New Brunswick, Canada, and any geography within 50 miles from the center of Back Bay, with the boundary on the west being the border with the State of Maine in the United States.  We intend to earn revenues from the license agreement by developing, marketing and selling products utilizing HEDC’s technologies within our licensed geographic territory.

The financial terms of the NB Provincial License transaction to expand our geographic territory were deemed immaterial, with no cash or securities paid or owed by the Company to HEDC.  HEDC is controlled by the Company’s officers and directors, who also control the majority of the Company’s basic and fully diluted shares of common stock, and accordingly this transaction was classified as a related-party transaction and was not conducted at arm’s-length.

As of the date of this prospectus, we have no contracted revenue stream and have taken only minimal steps toward the development of our business.

Technology

Our licensed technology and intellectual property portfolio consists of gas exchange technologies to capture, store, biosequester and reutilize carbon dioxide, and biomass production technologies for growth of algae (or other vegetation) for marketable purposes.

We believe that our carbon capture technologies can, among other things, be utilized to capture CO2 directly from flue gas streams, reducing emissions and pollution into the atmosphere.  Conjointly, our biomass production technologies can be utilized for the controlled, high-rate production of algae, which in turn can be utilized as feedstock for energy production, including fuels and electricity, as well as for other bioproducts.

Carbon Capture, Storage, Biosequestration and Reutilization

Our technologies can be used to capture and store CO2.  CO2 may be captured using a variety of techniques, and once captured, the CO2 can be permanently stored, or sequestered, to avoid future release into the atmosphere.

Primary existing pathways to carbon sequestration include existing geological, biological and chemical methods.  Geological sequestration may be accomplished by storing CO2 in geological formations, including underground reservoirs.  This method faces significant limitations and potential liabilities as storage capacity is limited and the non-trivial scenario of an accidental high pressure leak or rock penetration could be catastrophic.

Chemical sequestration is also problematic as it is expensive and the energy requirement to complete this process is enormous.  Biological sequestration methods, which include the use of forests, plankton and other photosynthetic organisms to sequester CO2, have also for the most part been inefficient to date.

Biosequestration systems, however, offer the unique potential to overcome many of the independent hurdles faced by other sequestration methodologies and have emerged as a significant commercial opportunity.

We believe that a significant environmental benefit of algae biomass production is the potentially meaningfully contribution to the reduction of CO2 emissions through large-scale carbon dioxide biosequestration.

Algae Production

Algae are aquatic plants that reproduce rapidly during photosynthesis, requiring a significant input of carbon dioxide for growth, as well as light energy, water, and nutrients, and releasing oxygen in the process.  Algae production can be used to sequester carbon dioxide on a large scale, reducing pollution and generating carbon credits where applicable.

Once cultivated, algae biomass can be utilized to produce energy and other bioproducts.

Algae contain vegetable oil, with the percentage of biomass dry weight, concentration, and quality depending on species.  This oil can be extracted from algae using a variety of techniques and used as a feedstock in the production of biodiesel, gasoline, jet fuel, plastics and solvents, among other things.  We believe that any CO2 released in the production of biofuels could be captured utilizing our capture technologies, for utilization in the production of new algae.

Residual algal biomass, following any extraction of vegetable oil, consists of protein and carbohydrates that can be utilized in the production of certain bioproducts, including as a certain fish, animal and/or poultry feed ingredient, fertilizer, and material for ethanol or methanol production, among other things.

Dry algae biomass, regardless of oil content, can also be used to produce electricity, through incineration or anaerobic digestion.  Anaerobic digestion refers to the process by which organic waste is converted or digested into methane gas, which is then utilized to power turbines, thereby generating electricity.

Algae biomass could be utilized as a supplemental biodegradable waste to such a facility.  We believe that any CO2 released in the burning of methane or production of electricity could be captured utilizing our capture technologies, for utilization in the production of new algae.

Algae energy systems provide the ability to produce renewable fuels while recycling carbon in a manner that is efficient, affordable and environmentally stable, addressing and overcoming significant challenges facing the United States and other industrialized countries.

To date, most existing commercial algae biomass production systems are centered on mechanized bioreactors or pond-based systems, and in addition to being costly and, in our view, inefficient, have faced the following three primary limitations:

1.
The efficient large-scale delivery of CO2. CO2 has limited physical solubility in water.  This can be observed in carbonated beverages, where CO2 bubbles to the surface of the soft drink and escapes into the atmosphere.

Existing bioreactor and pond technologies may attempt to increase the supply of CO2 available for algae consumption by boosting CO2 pressures in water.  This is accomplished by pumping or bubbling CO2 through the nutritional media.  This method typically results in low biosequestration efficiency, as the majority of gas pumped through the water cannot be absorbed fast enough by the algae and is released into the atmosphere.

Another CO2 delivery approach is to pressurize CO2 essentially attempting to force-feed CO2 to algae in an unnatural way through increase partial pressure. This method typically results in low biosequestration efficiency, as it creates condition where algae are unable to naturally ingest and utilize much of the CO2 for its growth.

2.	The availability of light energy. Algae require a reliable source of light energy, or photons, for growth. In door bioreactors and synthetic lighting systems are capital-intensive and costly.

3.
The deleterious presence of oxygen in the algae growth cycle.  The presence of oxygen negatively affects algae growth, as oxygen is deleterious to algae growth. To stimulate optimal growth conditions, oxygen released by algae during photosynthesis must be displaced from the algae growth site. Certain existing mechanical displacement systems are capital-intensive and costly.

Many of the limitations above can be addressed by open water algae production systems, which represent the most promising solution for scalable energy feedstock production while recycling carbon in a manner that is efficient, affordable and environmentally stable.  In an open-water environment, nature can recycle water and nutrients required for algae growth through natural tidal exchange, while the sun provides light free of charge, keeping algae production costs low.

That said, competing algae production technologies have not been focused around open water production, a primary reason being the challenges associated with supplying CO2 to open-water platform algae efficiently and in a large scale.

We believe our technologies can enable industrial scale open water algae production, which we believe is a competitive advantage.

We believe our technologies can lower the cost of biomass production, boost the growth rate of biomass, and increase the efficiency of production.

We believe our technologies can be integrated with existing carbon emitters, energy producers, water treatment plants, anaerobic digestion facilities, manufacturers, and transportation companies, among others, depending on a variety of factors.

We have not established any commercial facilities to date.

Products and Customers

We plan to design and construct carbon dioxide capture and algae biomass production equipment sets to the specifications of clients.

                Our primary target clients include existing anaerobic digestion facility manufacturers and operators.  An anaerobic digestion facility, also known as an anaerobic digester, is a waste management facility that uses microorganisms to break down biodegradable material (such as manure, food processing waste and algae, among other biodegradable materials), producing a biogas that typically consists of a mixture of carbon dioxide and methane, among other gases.  The methane can be combusted to release energy and generate electricity as a source of renewable energy.

A common problem that anaerobic digestion facilities often face is that excess biogas not used on-site for energy purposes is typically flared and wasted.  The reason for this is that excess methane produced by an anaerobic digester that is unable to be utilized immediately for power purposes cannot be compressed and stored for future transport or use due to its mixture with other gases, including carbon dioxide.

We believe our proprietary carbon dioxide removal systems can be customized and installed to process biogas produced by existing anaerobic digester facilities and remove carbon dioxide from the biogas.  Once carbon dioxide has been removed from the biogas, the mixture of methane can be more easily compressed and stored for future transport or use, providing anaerobic digestion facilities an increased source of revenue through the ability to potentially sell this storable methane which may previously have been flared and wasted.

We also offer proprietary algae biomass production systems designed to utilize captured or otherwise sourced carbon dioxide for the controlled, localized production of algae.  We believe our proprietary algae biomass systems can be used to transfer carbon dioxide, captured using our carbon capture systems or otherwise, to algae.  We believe our proprietary algae production systems can assist algae growth.

We intend to earn revenues by leasing our carbon dioxide removal and algae biomass production equipment through monthly and annual operating leases, as well as through the sale of such equipment to our customers.  We also seek to generate revenues through training and maintenance services, or through sublicensing agreements.  We are unable to accurately estimate the potential costs or revenues associated with our carbon capture systems or algae biomass production systems until we conduct our feasibility study.

Algae can also be supplied to anaerobic digesters as feedstock to increase biogas and energy production for an anaerobic digester facility accepting algae. As part of our product offering, we will also seek to oversee the installation of an anaerobic digestion facility by obtaining exclusivity agreements for digesters, and then subcontracting the installation to experience anaerobic digester manufacturers while ensuring that any such installation incorporates our technologies.   Under this scenario, we intend to generate revenue through subcontracting the anaerobic digester installation while generating additional potential revenues through the sale of our carbon capture and algae biomass production equipment to the project.  We are unable to accurately predict our potential for revenues under this model until we complete our feasibility study.

We believe that other waste management and renewable energy companies can be potential customers for our technologies, but have not established a specific business plan with respect to those customers at this time.

Benefits of Algae Fuels vs. Other Feedstock Sources

The need for the development of reliable, sustainable, environmentally-friendly alternatives to petroleum fuels is significant and immediate.  Global demand for petroleum has been growing at a rate that exceeds improvements in production, and as a finite natural resource, the available supply of petroleum is depleted each day.  Petroleum products are also harmful to the environment and introduce carbon dioxide (CO2) and other pollutants into the atmosphere when burned.

While numerous alternative energy solutions are being developed—including wind and solar, as well as other crop-based fuels (such as biofuel from corn or soybeans)—most face structural limitations and we believe none offer the scalability potential and promise for true energy independence as algae-based biofuels.

Algae is Renewable, Sustainable and Multiplies Rapidly

Algae reproduce by cellular division, can multiply rapidly and under the right conditions can double several times per day.  These rapid growth rates enable production of feedstock on a scale impossible from other feedstock sources.

Algae Oil Does Not Require Arable Land or Compete with the Food Supply

Algae production does not compete with arable land, leaving farmland and rainforests free from adverse impact.   The ethanol boom has diverted arable land and food supplies toward energy alternatives, which may have contributed to a rise in corn, soybean and consumer prices as well as unfavorable volatility in the commodity markets and food supplies globally.  As algae are not presently a major human food source, producing it for biofuels does not take away from the food supply.

Algae can be Produced Close to End User

We believe that algae can be produced near heavily populated coastal areas, as opposed to the central United States, such as is the case with certain crop-based feedstock sources.  The result is lower transportation costs for delivery to the end user.  Coupled with algae’s general scalability, we believe algae-based oils can ultimately maintain a price advantage over food-based oils presently used in biodiesel production.

Algae Absorb CO2 While Simultaneously Releasing Oxygen during Growth

Algae grow through photosynthesis by absorbing CO2 as a nutrient and producing oxygen in exchange.  Because algae absorbs CO2 rather than releases it during the production process, algae production is environmentally friendly, can meaningfully reduce carbon emissions and, where applicable, potentially generate carbon credits which may in the future serve as a source of revenue.

Algae Oil is Clean and Energy Efficient to Produce

Petroleum is a heavy pollutant that contains sulfur and other toxins.  Petroleum drilling operations themselves can also be highly noxious, as refineries produce heavy pollutants and crude spills can become environmental catastrophes.  By contrast, algae oil generates minimal greenhouse gases compared to conventional carbon fuels.  Our algae production process itself is also believed to be environmentally friendly.

Algae Oil is Compatible with Existing Refineries and Distribution System

Unlike other alternatives to petroleum, which may bypass the existing refining infrastructure, algae oil technology is believed to enable the production of fuels fully compatible with existing infrastructure.   The petroleum industry has demonstrated support for the refining of biofuels, and we believe algae oil can be used as a feedstock and petroleum substitute in the production of biodiesel, jet fuel and gasoline, among other fuels.

Algae is Flexible on Water Quality

Many species of algae thrive in seawater, water from saline aquifers or even wastewater from treatment plants.  Because certain algae do not require fresh water to thrive, they do not compete for limited supplies of fresh water.

Algae Biomass Has Other Uses

The residual biomass following oil extraction, which consists of a protein and carbohydrates, can be used as a fish, animal and poultry feed ingredient, fertilizer, material for ethanol or methanol production, cosmetics, pharmaceuticals and dyes, among other “green” products.

Dry residual biomass (with or without oil content) can also be utilized for the production of electric energy, through incineration or anaerobic digestion, or both.

We believe there can be minimal waste from a biomass harvest, with different components of the total harvest utilized for various purposes, including the production of specific bioproducts.

Algae Stimulates Economic Development

As developed and developing nations continue to look for ways to spur economic development, algae-based industries and innovation can provide substantial, tangible benefits to an economy, including the creation of jobs, improvement in security and reduction in dependence on imported oil, a potential increase in local tax revenues, and other benefits.

Insurance Policies

We maintain insurance policies covering our officers and directors from liability. We do not maintain any other insurance.  There can be no assurance that our insurance is sufficient, or that the policy coverage limits are adequate or sufficient in the event of an accident, negligence or an act of God.

Employees

We are a development stage company and currently have no full time employees.  We have two part-time employees, which consist of our President and CEO (Mr. Recachinas) and our Chief Scientific Officer (Dr. Chirkov).

Offices

Our executive offices are located at 10 Dorrance Street, Suite 700, Providence, Rhode Island 02093.  Our primary telephone number is 401-400-0028.  We lease the foregoing offices from Regus Management Group, pursuant to a virtual office lease agreement dated August 12, 2012.  Our monthly rent is $99, for which we receive access to certain workspace solutions and services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) contains forward-looking statements that involve known and unknown risks, significant uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, or implied, by those forward-looking statements.  You can identify forward-looking statements by the use of the words may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, intends, potential, proposed, or continue or the negative of those terms.  These statements are only predictions. In evaluating these statements, you should consider various factors which may cause our actual results to differ materially from any forward-looking statements.  Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

We are considered a start-up corporation.  Our auditors have issued a going concern opinion on the financial statements for the year ended December 31, 2011.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we complete the development of our website, source out suppliers for products to sell and source out customers to buy our products. We believe the technical aspects of our websites will be sufficiently developed to use for our operations 60 days from the completion of our offering. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and begin our operations. We will not begin operations until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering. We believe that we will be able to raise enough money through this offering to begin operations but we cannot guarantee that once we begin operations we will stay in business after operations have commenced.  Regardless of the amount of money we raise in this public offering, we believe  we will have sufficient cash to maintain operations during the next twelve months.

If we are unable to generate revenues as expected we believe we will be able to meet our cash requirements for the twelve months following the completion of this offering if we raise the maximum amount.  If we fail to raise any funds and are unable to achieve revenues as expected we believe we will be able to meet our cash requirements for the next three month and we will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

If we raise less than $250,000 and we need more money we will have to revert to obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

We are offering up to 50,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, no shares minimum.  The offering price is $0.005 per share. The table below sets forth the use of proceeds if we raise 25%, 50%, 75% or 100% of the total offering of $250,000:

	0%	25%	50%	75%	100%

Gross proceeds	$-	$62,500	$125,000	$187,500	$250,000
Offering expenses
Legal Fees	$12,500	$12,500	$12,500	$12,500	$12,500
Printing prospectus	$2,000	$2,000	$2,000	$2,000	$2,000
Accounting and auditing fees	$2,000	$2,000	$2,000	$2,000	$2,000
State securities blue sky fees	$2,000	$2,000	$2,000	$2,000	$2,000
Transfer agent fees	$3,000	$3,000	$3,000	$3,000	$3,000
SEC filing fees	$700	$700	$700	$700	$700
Miscellaneous unforeseen costs	$800	$800	$800	$800	$800
Total Offering Expenses	$25,000	$25,000	$25,000	$25,000	$25,000
Net proceeds	$(25,000)	$37,500	$100,000	$162,500	$225,000

The net proceeds will be used as follows:

	0%	25%	50%	75%	100%
Hardware	$-	$4,688	$12,500	$20,313	$28,125
Website	$-	$938	$2,500	$4,063	$5,625
Marketing and advertising	$-	$1,875	$5,000	$8,125	$11,250
Research & Development	$-	$4,688	$12,500	$20,313	$28,125
Salaries	$-	$18,750	$50,000	$81,250	$112,500
Working capital	$-	$6,563	$17,500	$28,438	$39,375
Total Net Proceeds	$(25,000)	$37,500	$100,000	$162,500	$225,000

It is possible that we may not be able to sell any shares of common stock or that the amount raised may be minimal and may not even cover the costs of the offering, which we have estimated at $25,000.  Assuming we raise 25% of the offering amount, we will receive net proceeds of $37,500; if we raise 50% of the offering amount we will receive net proceeds of $100,000; if we raise 75% of the offering amount we will receive net proceeds of $162,500; and, if we raise 100% of the offering amount we will receive net proceeds of $225,000.  Again, there is no assurance we will be able to raise any money in this public offering.  Further, we will not receive any proceeds from the sale of common stock by selling shareholders.

We will be responsible for the outstanding offering expenses regardless of the outcome of the offering.

Hardware is comprised of office equipment and computers for desktop use, as well as materials needed to construct product prototypes. If we raise at least $50,000, we will purchase office communications equipment, including one computer.  If the maximum is raised we will purchase three desktop computers and materials to construct a carbon dioxide removal and reutilization platform prototype.

Assets will be purchased from unaffiliated third parties at the market price for the assets.  As of the date hereof, we have not identified the persons from whom we will purchase the assets.

Website costs are related to developing our websites. Our corporate website will cost $2,000 to update. If $250,000 is raised, we will be able to incorporate additional functionality to the website for a total cost of $5,625.

Marketing and advertising is related to the design and purchase of various types of marketing materials and brochures which will promote our services to customers.  If the maximum is raised, we can purchase large banners and other professional quality posters to display at trade shows and other similar functions.

If we raise $250,000 in this offering, we intend to pay two business development personnel and two scientists/engineers.

Working capital is the cost related to operating our office. It is comprised of expenses for telecommunications, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and general working capital.

If we do not raise any money in our offering, we may not be able to maintain our operations during the next twelve months and our plan for growth will be hampered.

We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.  All proceeds from the sale of shares of common stock by selling shareholders will be received by the selling shareholders.

Risks Associated With Investing In Us

1.  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

2.  We were incorporated in 2008 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. For the period ended September 30, 2012, our net loss since inception is ($937,306).  Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	completion of this offering
*	our ability to attract customers who will buy out products and services
*	our ability to generate revenues through the development and sale of our products and services

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3.  We have no clients, customers or suppliers. We have not identified any clients, customers or suppliers and we cannot guarantee we ever will have any. Even if we obtain clients, customers and suppliers for our services, there is no guarantee that our suppliers will supply us required materials, or that our clients and customers will buy our products or services. If we are unable to attract customers to operate profitably we will have to suspend or cease operations.

4.  We have not started our business. We need the proceeds from this offering to start our operations. We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us.

5.  Because we are small and do not have much capital, we must limit marketing to potential customers and suppliers. The sale and implementation of projects via brochures and in person meetings with prospective clients is how we will generate business and revenues. Because we will be limiting our marketing activities, we may not be able to attract customers to buy our products and services in order to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

Plan of Operation - Milestones

The Company is only in the beginning stages of being able to access the renewable energy and eco-sustainability marketplace.

Over the next twelve months, our primary target milestones include:

1.
Entering into employment agreements with our Chief Scientific Officer (Dr. Alexander Chirkov), our President (Tassos D. Recachinas), and at least one other senior executive.  We plan to conduct an executive search to identify an experienced executive with relevant technology and business experience to join our team.   We expect all three formal employment agreements to cost us approximately $800,000 in cash.

2.
Entering into a contract with at least one corporation to implement our carbon capture technology utilizing their infrastructure.  We expect the business development and any subsequent implementation effort to cost us approximately $300,000.

3.
Applying for at least one grant opportunity per quarter, from a Federal or U.S. State-sponsored organization or entity.  We expect grant writing expenses, including those associated with consultants, to total approximately $50,000.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are in a start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

RESULTS OF OPERATIONS - SEPTEMBER 30, 2012 COMPARED TO SEPTEMBER 30, 2011

Working Capital

	September 30, 2012 $	December 31, 2011 $
Current Assets	15,199	327,753
Current Liabilities	387,415	318,646
Working Capital (Deficit)	(372,216)	9,107

Cash Flows

	September 30, 2012 $	September 30, 2011 $
Cash Flows from (used in) Operating Activities	(364,979)	(113,180)
Cash Flows from (used in) Financing Activities	60,000	561,151
Net Increase (decrease) in Cash During Period	(304,979)	447,971

Operating Revenues

We have not generated any revenues since inception.

Operating Expenses and Net Loss

Operating expenses for the three months ended September 30, 2012 were $144,176 compared with $34,495 for the three months ended September 30, 2011. The increase in operating expenses was attributed to an increase in, professional fees of $10,278 and consulting expenses of $105,000 offset by decrease in general and administrative expenses of $276 for day-to-day operating costs, transfer agent fees of $321 and management fees of $5,000.  For the nine months ended September 30, 2012, the Company incurred operating expenses of $406,669 compared with $99,350 for the nine months ended September 30, 2011.  The increase of $307,319 is attributed to an increase of $289,000 of consulting fees, $5,067 in professional fees and $35,090 of general and administrative expenses offset by a decrease of $20,000 of management fees, and $1,838 of transfer agent fees as there was a change in management during the period.

During the nine months ended September 30, 2012, the Company recorded a net loss of $449,629 compared with net income of $124,934 for the nine months ended September 30, 2011.  In addition to the above, the Company incurred an increase of $20,012 of interest expense relating to debt balances and accretion expense of $6,964 for the fair value of the beneficial conversion feature on the convertible note issued in August 2011 offset by a decrease of $240,268 in gain on settlement of debt.

Liquidity and Capital Resources

As at September 30, 2012, the Company’s cash balance and total assets were $15,199 compared to cash balance of $320,178 and total assets of $327,753 as at December 31, 2011. The decrease in the cash balance was attributed to the use of cash during the period for day-to-day activities.  The decrease in total assets was attributed to the decrease in cash noted above and the decrease in prepaid expenses and deposits of $7,575 relating to the amortization of prepaid insurance and membership costs.

As at September 30, 2012, the Company had total liabilities of $943,052 compared with total liabilities of $805,977 as at December 31, 2011. The increase in total liabilities is attributed to an increase of account payable and accrued liabilities of $68,769, $42,499 of which pertained to trade accounts payable and $26,270 pertained to related party accounts payable and accrued liabilities as well as an increase in the convertible debenture due to the accretion of the discount of the convertibility feature of $8,306 along with $60,000 of additional loan proceeds received from three separate convertible drawdown notes $60,000 in total, received on June 29, 2012 and the balance of the notes payable to be received on or before August 3, 2012.  As at September 30, 2012, the remaining installments for each of the notes had not been received and are in default in accordance with the agreements.  Each convertible drawdown note is unsecured, bears interest at 6% per annum, and is due on or before December 31, 2013.  In addition, the notes payable are convertible into common shares of the Company, at the option of the holder, at a conversion price of $0.01 per share.  The proceeds received from the notes payable will be used to support the Company’s ongoing development of its renewable energy and eco-sustainability solutions.

As at September 30, 2012, the Company has a working capital deficit of $372,216 compared with working capital of $9,107 at December 31, 2011 with the decrease in the working capital attributed to the decrease of $304,979 in cash held to pay for day-to-day activities of the Company and an increase in accounts payable and accrued liabilities during the period and a decrease of $5,575 relating to the amortization of prepaid insurance and membership costs.

Cashflow from Operating Activities

During the nine months ended September 30, 2012, the Company used $364,979 of cash for operating activities compared to the use of $113,180 of cash for operating activities during the nine months ended September 30, 2011.  The increase in the use of cash for operating activities was attributed to the fact that the Company incurred larger amounts for general and administrative costs for the period for day-to-day activities as well as an increase in consulting fees related to the renewable energy and eco-sustainable technologies owned.

Cashflow from Financing Activities

During the nine months ended September 30, 2012, the Company received $60,000 of proceeds from financing activities compared to $561,151 during the nine months ended September 30, 2011. The decrease in proceeds from financing activities was due to the fact that the Company was only able to raise $60,000 from the issuance of a note payable in the period ended September 30 2012, compared with $710,6000 of notes payable raised in the period ended September 30, 2011 which was offset by repayments on the loan payable of $149,449.

Subsequent Developments

On January 2, 2013, we entered into a consulting agreement (the “Agreement”) with The Holden Group, LLC, a Tennessee Limited Liability Company (the “Consultant”).  Pursuant to the terms of the Agreement, we have agreed to pay to the Consultant $2,000 cash upon the execution of the Agreement; $500 on the first month anniversary of the Agreement; $500 on the second month anniversary of the Agreement; and, $500 on the third month anniversary of the Agreement.  We have also delivered to the Consultant 600,000 restricted shares of our common stock as per the terms of the Agreement.

On December 19, 2012, the Company exercised its right to convert all $520,055 of principal and accrued interest under the August 18, 2011 promissory notes into 2,080,220 restricted shares of the Company’s common stock and the promissory note terminated.

On November 26, 2012, we entered into a settlement agreement and general release (the “Restructuring Agreement”) with holders of convertible drawdown promissory notes (the “Notes”) issued on June 29, 2012.  Under the terms of the Notes, $60,000 was lent to us on June 29, 2012 with $90,000 to be lent to us on or before August 3, 2012.  The note holders failed to make the second loan of $90,000 to us and were in default under the Notes.  Under the Restructuring Agreement, we have resolved and settled any and all disputes and claims arising from the Notes; the Notes and any interest accrued there under was cancelled, set aside, and held for naught; and the amount due the note holders was converted to 17,142,855 restricted shares of our common stock.  The convertible drawdown promissory notes issued on June 29, 2012 were terminated on November 26, 2012.

On November 20, 2012 we sold 10,000,000 restricted shares of our common stock to three individuals and received $35,000.00 therefore.  The sales were made pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933, as amended.

Going Concern

We have not attained profitable operations and are dependent upon the continued financial support from our shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from our future business. These factors raise substantial doubt regarding our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our operations and other activities.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

RESULTS OF OPERATIONS - DECEMBER 31, 2011 COMPARED TO DECEMBER 31, 2010

Working Capital

	December 31, 2011 $	December 31, 2010 $
Current Assets	327,753	33,034
Current Liabilities	318,646	182,132
Working Capital (Deficit)	9,107	(149,098)

Cash Flows

	For the year ended December 31, 2011 $	For the year ended December 31, 2010 $
Cash Flows from (used in) Operating Activities	(239,007)	(106,577)
Cash Flows from (used in) Investing Activities	(10,000)	–
Cash Flows from (used in) Financing Activities	536,151	139,600
Net Increase (decrease) in Cash During Period	287,144	33,023

Operating Revenues

We have not generated any revenues since inception.

Operating Expenses and Net Loss

Operating expenses for the year ended December 31, 2011 were $220,559 compared with $139,896 for the year ended December 31, 2010. The increase in operating expenses was attributed to an increase in general and administrative expense of $34,642 for day-to-day operating costs and consulting expenses of $60,500 offset by decrease in professional fees of $9,944 for lower legal expenses as the Company incurred more legal costs in prior year, transfer agent fees of $3,035 and management fees of $1,500 as there was a change in management during the period.

During the year ended December 31, 2011, the Company recorded a net loss of $319,180 compared with a net loss of $145,094 for the year ended December 31, 2010.  In addition to the above, the Company incurred an increase of $21,306 of interest expense relating to debt balances, accretion expense of $4,131 for the fair value of the beneficial conversion feature on the convertible note issued in August 2011, an impairment of intangible assets of $92,538 and a gain on settlement of debt of $24,552 relating to the settlement of outstanding obligations and forgiveness of debt during the fiscal year.

Liquidity and Capital Resources

As at December 31, 2011, the Company’s cash balance was $320,178 and total assets were $327,753 compared to cash balance and total assets of $33,034 as at December 31, 2010. The increase in the cash balance was attributed to proceeds received of $500,000 which are unsecured, due interest at 3% per annum, and was offset by use of cash during the period for day-to-day activities and the repayment of $25,000 of the $325,000 loan.  The increase in total assets was attributed to the net proceeds remaining from the debt financing in addition to $7,575 of prepaid expenses and deposits.

As at December 31, 2011, the Company had total liabilities of $318,646 compared with total liabilities of $182,132 as at December 31, 2010. The increase in total liabilities is attributed to financing of new debt of $500,000 less discount on beneficial conversion of $15,458 for the fair value of the convertibility feature.  In addition, the Company issued a $325,000 note payable as part of the acquisition of the assets, and was offset by decreases in accounts payable and accrued liabilities of $17,198 and notes payable of $139,600 which were either settled or forgiven during the period.

As at December 31, 2011, the Company has a working capital of $9,107 compared with a working capital deficit $149,098 at December 31, 2010 and the increase in the working capital is attributed to the proceeds received from new long-term debt financing.

Cashflow from Operating Activities

During the year ended December 31, 2011, the Company used $239,007 of cash for operating activities compared to the use of $106,577 of cash for operating activities during the year ended December 31, 2010.  The increase in the use of cash for operating activities was attributed to the fact that the Company paid for outstanding and current obligations with existing cash raised from debt financing.

Cashflow from Investing Activities

During the year ended December 31, 2011, the Company used $10,000 of cash for investing activities compared with the use of $nil for investing activities during the year ended December 31, 2010. The increase in the use of cash for investing activities was attributed to the purchase of an intangible asset for the rights to a license. During the year ended December 31, 2011, management reviewed the asset for indications of impairment and decided to fully impair the asset.

Cashflow from Financing Activities

During the year ended December 31, 2011, the Company received $825,000 of proceeds from financing activities compared to $139,600 during the year ended December 31, 2010. The increase in proceeds from financing activities was due to receipt of $825,000 in short-term and long-term debt financing received during the period less repayments and settlements made during the period compared with only $139,600 received during the same period in the prior year.

Subsequent Developments

None.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our operations and other activities.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

MANAGEMENT

Our directors will serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serves until his or his successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The following table provides the names, positions and ages of our directors and officers:

Name	Age	Position

Tassos Recachinas	30	President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and sole Director

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.

Set forth below is a brief description of the background and business experience of each of Tassos Recachinas, our sole officer and director.  He is expected to hold their offices/positions until the next annual meeting of our stockholders.

Tassos Recachinas

Mr. Tassos D. Recachinas became our sole officer and director on August 16, 2011.  Mr. Recachinas, through his affiliates, is also beneficial owner of the majority of our issued and outstanding common stock, and all of the issued preferred stock of the Company, making Mr. Recachinas our controlling shareholder.  Mr. Recachinas is Managing Member of Sophis Investments LLC since June 2008, a financial services firm providing investment management as well as strategic advisory services to institutional and individual clients. From January 2007 to March 2008, Mr. Recachinas served as an Investment Analyst at Pirate Capital LLC, an activist and event-driven hedge fund manager.  From July 2005 to December 2006, Mr. Recachinas served as Equity Research Associate at Raymond James & Associates, where he provided institutional equity research coverage on technology and defense companies.  Mr. Recachinas received a Bachelor of Science summa cum laude Mechanical Engineering, concentration in Aerospace Engineering, from The George Washington University, including one year of engineering and economics studies at Oxford University.  Mr. Recachinas previously served as a member of the Board of Directors and member of the Compensation and Strategic Review Committees of The Allied Defense Group, a multinational defense and security company.  Based on the foregoing, the Company determined that Mr. Recachinas was duly qualified to serve as a member of the Company’s board of directors.

Involvement in Certain Legal Proceedings

During the past ten years, Mr. Recachinas has not been the subjects of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	ii)	Engaging in any type of business practice; or
	iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	i)	Any Federal or State securities or commodities law or regulation; or
ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

	iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Audit Committee

We do not have a separately designated audit committee.  Accordingly, our board of directors is deemed our audit committee as provided for under the Sarbanes-Oxley Act of 2002.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of the code of ethics is filed as Exhibit 14.1 to our Form 10-K for the period ended December 31, 2009.

Disclosure Committee

We do not have a disclosure committee or disclosure committee charter. Our disclosure committee is effectively comprised of our sole director, Mr. Tassos Recachinas.

Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, or written representations that no other reports were required, and to the best of our knowledge, we believe that all of our officers, directors, and owners of 10% or more of our common stock failed to file Form 3s, 4s and 5s:

Director Independence

We have no independent directors.

Family Relationships

There are no family relationships between any of the officers, directors, or consultants.

Conflicts of Interest

Our officers and directors will devote time to projects that do not involve us.

Tassos Recachinas, our sole officer and director controls Hillwinds Ocean Energy, LLC and certain of its affiliates, which may compete with us outside of our licensed territory.  Furthermore, Mr. Recachinas also controls our licensor, which we may need to reach an agreement with in order to expand our licensed territory or scope of our existing licensing agreement.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for the last threefiscal years ending December 31, 2012 for each of our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.  The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Executive Officer Compensation Table
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Tassos Recachinas	2012	0	0	0	0	0	0	43,500	43,500
President/CEO/CFO	2011	0	0	0	0	0	0	9,000	9,000
	2010	0	0	0	0	0	0	0	0

Mark Simon [1]	2011	0	0	0	0	0	0	20,000	20,000
President/CEO/CFO	2010	12,000	0	10,500	0	0	0	0	22,500
(resigned)

Don Calabria [2]	2010	0	0	0	0	0	0	0	0
President/CEO/CFO
(resigned)

                [1]  Mark Simon resigned from all positions with the Company, including Chief Executive Officer/President, Chief Financial Officer/Treasurer, Secretary and Director on August 16, 2011.  For this reason, we have not included compensation data for Mr. Simon for the 2012 fiscal year, as he was not employed by us during that time.

[2]  Don Calabria resigned from all positions with the Company, including Chief Executive Officer/President, Chief Financial Officer/Treasurer, Secretary and Director on February 23, 2010.  For this reason, we have not included compensation data for Mr. Calabria during the 2011 or 2012 fiscal years, as he was not employed by us during that time.

We have not entered into any written employment agreements with any of our officers.  We may enter into employment agreements in the future.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Compensation of Directors

The members of our board of directors are not compensated for their services as directors. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director’s service contracts.  The following table sets forth compensation paid to our directors from inception to our year end on December 31, 2012.  Since that time, we have not paid any compensation to any director.

Director’s Compensation Table
Fees
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Tassos Recachinas	0	0	0	0	0	0	0

Mark Simon (resigned)	0	0	0	0	0	0	0

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors and officers, individually and as a group, and the present owners of 5% or more of our total outstanding shares.  The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his shares and possess sole voting and dispositive power with respect to the shares.

					Number of	Percentage of
					Shares	Ownership
					After Offering	After the
		Percentage of			Assuming all	Offering
	Number of	Ownership	Number of		of the	Assuming all
Name and Address	Shares Before	Before the	Preferred	Percentage of	Shares are	of the Shares
Beneficial Owner	the Offering	Offering	Shares	Ownership	Sold	are Sold

Tassos Recachinas	179,450,000[1]	47.57%[3]	7,500,000[2]	100.00%	179,450,000	42.01%
10 Dorrance Street, Suite 700
Providence, RI 02093

All officers and directors as a group (1 individual)	179,450,000	47.57%	7,500,000	100.00%	179,450,000	42.01%

[1]	Of the 179,450,000 shares of common stock for which Mr. Recachinas is listed as beneficial owner, all are registered in the name of Hillwinds Ocean Energy, LLC, which is controlled by Mr. Recachinas.

[2]
Of the 7,500,000 outstanding preferred shares, all 7,500,000 shares are Class A Preferred Stock, and all are registered in the name of Hillwinds Ocean Energy, LLC, which is controlled by Mr. Recachinas.

[3]
Each share of Class A preferred stock is convertible into shares of common stock at a rate of 20 shares of common stock for each share of Class A Preferred Stock.  Assuming the conversion of all shares of Class A Preferred Stock into shares of common stock, Mr. Recachinas’ beneficial ownership of our fully diluted common stock would be 62.49%.

Mr. Recachinas is our only organizer.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage of shares
	Total number	Percentage	Number of	owned after the offering
	of shares owned	of shares owned	shares	assuming all of the shares
Name	prior to offering	prior to offering	being offered	are sold in the offering
Barrington Capital Group, L.P. (1)	600,000	0.16%	600,000	0.00%
Treasury Resources Consulting & Investigating, Inc.(2)	1,825,000	0.48%	1,825,000	0.00%
Mark E. Smith	525,000	0.14%	525,000	0.00%
Kevin P. Smith	3,150,000	0.84%	3,150,000	0.00%
Frank P. Meadows III	525,000	0.14%	525,000	0.00%
Edward Miller	1,500,000	0.40%	1,500,000	0.00%
Yarifalia H. Bletsas	17,025,000	4.51%	17,025,000	0.00%
Alexander Motovilov	17,025,000	4.51%	17,025,000	0.00%
Glenn Haberfield	1,500,000	0.40%	1,500,000	0.00%
Katerina Pergola	1,750,000	0.46%	1,750,000	0.00%
Rev. Demetrios & Eleftheria Recachinas	2,625,000	0.70%	2,625,000	0.00%
Sameer Malhotra	1,750,000	0.46%	1,750,000	0.00%
Luca Dona	1,750,000	0.46%	1,750,000	0.00%
Elizabeth Davidoff	2,175,000	0.58%	2,175,000	0.00%
Robert Saunders	4,500,000	1.19%	4,500,000	0.00%
Jonathan Wolinsky	700,000	0.19%	700,000	0.00%
Brendan Mahoney	500,000	0.13%	500,000	0.00%
Emmanuel Recachinas.	1,650,000	0.44%	1,650,000	0.00%
Konstantinos Nedas	2,700,000	0.72%	2,700,000	0.00%
Robert Brownell	2,000,000	0.53%	2,000,000	0.00%
Brownell Family Trust (3)	1,000,000	0.27%	1,000,000	0.00%
Dennis Holden	11,599,999	3.08%	9,999,999	0.37%
Lance Warren	9,999,999	2.65%	9,999,999	0.00%
Stephen Walker	7,142,857	1.89%	7,142,857	0.00%
TOTAL	95,517,588	25.32%	93,917,855	0.37%

(1)	James A. Mitarotonda exercises voting and dispositive control over the shares of common stock owned by Barrington Capital Group L.P.

(2)	Timothy F. Scala exercises voting and dispositive control over the shares of common stock owned by Treasury Resources Consulting & Investigating, Inc.

(3)	Ruth M. Brownell exercises voting and dispositive control over the shares of common stock owned by Brownell Family Trust.

(4)           Katerina Pergola is the sister of Tassos Recachinas, our President.  Tassos Recachinas does not possess any voting or dispositive control over the shares of common stock owned by Katerina Pergola.

(5)           Rev. Demetrios & Eleftheria Recachinas are the parents of Tassos Recachinas, our President.  Tassos Recachinas does not possess any voting or dispositive control over the shares of common stock owned by his parents.

(6)           Emmanuel Recachinas is the brother of Tassos Recachinas, our President.  Tassos Recachinas does not possess any voting or dispositive control over the shares of common stock owned by Emmanuel Recachinas.

Broker Dealers

None of the selling shareholders are broker-dealers or affiliated with broker-dealers.

Relationships with Us

None of the selling shareholders has held a position, office or has a material relationship with us, our predecessors or affiliates, during the past three years.

Nature of Interests

None of the selling shareholders beneficially owns our securities indirectly through any contract, arrangement, understanding, relationship or otherwise.

Future Resales

Shares purchased from us and from the selling shareholders named herein will be immediately resalable without any restriction of any kind.

MARKET FOR OUR COMMON EQUITY

Our common stock commenced trading on the Over the Counter Bulletin Board on October 7, 2009.  It currently trades under the symbol “HDSI”.  Following is a table of the high bid price and the low bid price for each quarter during the last two years.

2012	High Bid	Low Bid
First Quarter, Ending March 31	$0.149	$0.01
Second Quarter, Ending June 30	$0.006	$0.009
Third Quarter, Ending September 30	$.01	$.0037
Fourth Quarter, Ending December 31	$.008	$.0030

2011	High Bid	Low Bid
First Quarter, Ending March 31	$0.00	$0.00
Second Quarter, Ending June 30	$0.00	$0.00
Third Quarter, Ending September 30	$0.349	$0.090
Fourth Quarter, Ending December 31	$0.168	$0.029

2010	High Bid	Low bid
First Quarter, Ending March 31	$0.00	$0.00
Second Quarter, Ending June 30	$0.00	$0.00
Third Quarter, Ending September 30	$0.00	$0.00
Fourth Quarter, Ending December 31	$0.00	$0.00

Holders

As of January 9, 2013, there were approximately 43 shareholders of record of our common stock.

Dividends

We have never paid any cash dividends and do not anticipate the payment of cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan
Plan category	Number of securities issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	0	0	0

Equity compensation plans not approved by security holders	0	0	30,000,000

Total	0	0	30,000,000

On July 18, 2012 a Registration Statement on Form S-8 (the “Registration Statement”) was filed by us together with our 2012 Non-Qualified Stock Option Plan (the “Plan”) relating to 30,000,000 shares of our common stock, par value $0.001 per share, to be offered and sold to accounts of eligible persons.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 2,000,000,000 shares of common stock, with a par value of $0.001 per share, and 50,000,000 shares of preferred stock, with a par value of $0.001 per share, issuable in one of more series. As of January 9, 2013, there were 377,203,075 shares of our common stock issued and outstanding and 7,500,000 shares of Class A Preferred Stock issued and outstanding.  Our shares are held by 43 shareholders of record.

Common Stock

Each share of Common Stock shall have, for all purposes one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.  The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders’ meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock.  The shares of preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of preferred stock. Each series of shares of preferred stock:

(a)	may have such voting powers, full or limited, or may be without voting powers;

(b)	may be subject to redemption at such time or times and at such prices as determine by the Board of Directors;

(c)
may be entitled to receive dividends (which may be cumulative or non-cumulative) at  such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(d)	may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(e)
may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

(f)	may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(g)
may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(h)
may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of preferred stock. Shares of  preferred stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of preferred stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of  preferred stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of  preferred stock.

Class A Preferred Shares.  Of the 50,000,000 authorized shares of preferred stock, the total number of shares of Class A Preferred Shares the Corporation shall have the authority to issue is Twenty Five Million (25,000,000), with a stated par value of $0.001 per share.  Of the designated 25,000,000 Class A Preferred Shares, we have issued 7,500,000 shares to Hillwinds Ocean Energy, LLC which is controlled by our sole officer and director, Mr. Recachinas.  The designations, powers, preferences, rights and restrictions granted or imposed upon the Class A Preferred Shares and holders thereof are as follows:

(a)           Liquidation Preference.

(i)
In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class A Preferred Shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the stated par value less the aggregate amount of all prior distributions to its Preferred Shareholders made to holders of all classes of Preferred Shares, plus any accrued previously declared but unpaid dividends (the amount so determined being hereinafter referred to as the “liquidation Preference”). No distribution shall be made to the holders of the Common Shares upon liquidation, dissolution, or winding up until after the full amount of the Liquidation Preference has been distributed or provided to the holders of the Preferred Shares.

(ii)
If, upon such liquidation, dissolution or winding up the assets thus distributed among the Preferred Shareholders shall be insufficient to permit payment to such shareholders of the full amount of the Liquidation Preference, the entire assets of the Corporation shall be distributed ratably among the holders of all classes of Preferred Shares.

(iii)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, when the Corporation has completed distribution of the full Liquidating Preference to the holders of the Class A Preferred Shares, the Class A Preferred Shares shall be considered to have been redeemed, and thereafter, the remaining assets of the Corporation shall be paid in equal amounts on all outstanding shares of Common Stock.

(iv)
A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation shall not be deemed a liquidation, dissolution or winding up within the meaning of this subsection 5.4(a).

(b)
Conversion Rights. At any time holders of the Class A Preferred Shares who endorse the share certificates and deliver them together with a written notice of their intent to convert to the corporation at its principal office, shall be entitled to convert such shares and receive twenty (20) shares of Common Stock for each share being converted. Such conversion is subject to the following adjustments, terms, and conditions:

(i)
If the number of outstanding shares of Common Stock has been decreased since the initial issuance of the Class A Preferred Shares (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders or Class A Preferred Shares shall not be adjusted unless by appropriate amendment of this article. If the number of outstanding shares of Common Stock has been increased since the initial issuance of the Class A Preferred Shares (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders or Class A Preferred Shares shall equitably be adjusted by appropriate amendment of this article, and other articles as applicable.

(ii)
Shares converted under this article shall not be reissued. The corporation shall at all times reserve and keep available a sufficient number of authorized but unissued common shares, and shall obtain and keep in effect any required permits to enable it to issue and deliver all common shares required to implement the conversion rights granted herein.

(iii)
No fractional shares shall be issued upon conversion, but the corporation shall pay cash for any fractional shares of Common Stock to which shareholders may be entitled at the fair value of such shares at the time of conversion. The board of directors shall determine such fair value.

(c)           Voting Rights.

(i)
Voting. With respect to each matter submitted to a vote of stockholders of the Corporation, each holder of Class A Preferred Shares shall be entitled to cast that number of votes which is equivalent to the number of shares of Class A Preferred Shares owned by such holder times one hundred (100). The Company shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Class A Preferred Shares (i) authorize or create any additional class or series of stock ranking prior to or on a parity with the Class A Preferred Shares as to the dividends or the distribution of assets upon liquidation, or (ii) change any of the rights, privileges or preferences of the Class A Preferred Shares.

(ii)
Class Vote. Except as otherwise required by law or as described above, holders of our common stock and Class A Preferred Shares shall vote as a single class on all matters submitted to the stockholders.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a “blank check” preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

On December 19, 2012, the Company exercised its right to convert all $520,055 of principal and accrued interest under the August 18, 2011 promissory notes into 2,080,220 restricted shares of the Company’s common stock and the promissory note terminated.

On November 26, 2012, we entered into a settlement agreement and general release (the “Restructuring Agreement”) with holders of convertible drawdown promissory notes (the “Notes”) issued on June 29, 2012.  Under the terms of the Notes, $60,000 was lent to us on June 29, 2012 with $90,000 to be lent to us on or before August 3, 2012.  The note holders failed to make the second loan of $90,000 to us and were in default under the Notes.  Under the Restructuring Agreement, we have resolved and settled any and all disputes and claims arising from the Notes; the Notes and any interest accrued there under was cancelled, set aside, and held for naught; and the amount due the note holders was converted to 17,142,855 restricted shares of our common stock.  The convertible drawdown promissory notes issued on June 29, 2012 were terminated on November 26, 2012.

On June 29, 2012, the Company issued convertible debentures to non-related parties for $150,000, comprised of payments of $60,000 on June 29, 2012, and $90,000 due August 3, 2012.  Under the terms of the note, the amount owing is unsecured, due interest of 6% per annum, and due on or before December 31, 2013.

The convertible debentures also provide that, so long as the lender is not in default, either party shall have the right to convert all or a portion of the outstanding principal and accrued interest into fully paid and non-assessable shares of our common stock at the rate of one restricted share of common stock for each $0.01 owed.

On August 18, 2011, the Company issued a convertible debenture to a non-related party for $500,000, comprised of payments of $100,000 on August 19, 2011, $150,000 on August 26, 2011, and $250,000 on September 6, 2011.  Under the terms of the note, the amount owing is unsecured, due interest of 3% per annum, and due on or before February 19, 2013.  As at March 31, 2012, accrued interest of $9,288 has been recorded in accrued liabilities.

The convertible debenture also grants the right of the Company to convert its debt into common shares of the Company at any time at a conversion price of $0.25 per share.  For the first payment of $100,000 on August 19, 2011, the Company recorded beneficial conversion of $16,800 relating to the number of convertible shares (400,000 shares) and the excess of the fair value of the share price and the conversion price.  No beneficial conversion was recorded for the $150,000 and $250,000 payments, as the fair value of the Company’s share prices was less than the conversion price on the date of issuance.  As at September 30, 2012, the Company recorded accumulative accretion expense of $12,437 with a corresponding credit to the long-term note payable.

The 7,500,000 issued and outstanding shares of Class A Preferred Stock are convertible into shares of common stock at a rate of 20 common shares for each Class A Preferred Share converted.  If all of our Class A Preferred Stock was converted into shares of common stock, the number of issued and outstanding shares of common stock of the Company would increase by 150,000,000.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Reports

We file reports with the SEC under section 13 of the Securities Act.  The reports will be filed electronically.  The reports we will be required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Action Stock Transfer Corp., 2469 E. Fort Union Boulevard, Suite 214, Salt Lake City, UT 84121.  Its telephone number is (801) 274-1088.

CERTAIN TRANSACTIONS

On November 4, 2008 we issued 39,850,000 shares of common stock to Shares were issued to our founders as follows: (1) Don Calabria 510,000 shares; (2) Alan Collier 105,000 shares; (3) Michael Dimento 37,500 shares; (4) C2 Capital, LLC (a company controlled by Mr. Calabria and Mr. Collier); 675,000 shares; (5) and (6) Frank J. Hariton Esq., Company counsel, 22,500 shares. Such shares were issued for their par value of $0.001 per share. The aggregate consideration we received was $1,350.  All of such transactions with the Company’s founders were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”) as transactions by an issuer not involving any public offering. All of the shares issued in such transactions bear an appropriate restrictive legend.

In March 2010, Mark Simon, our former president, forgave all outstanding amounts owing him in consideration of $2,649. The amount has been recorded against the amounts due to related party with a corresponding credit to additional paid-in capital.

During the year ended December 31, 2010, we issued 25,200,000 split-adjusted common shares to settle management fees of $7,000, valued at $0.0003, the last price at which we sold shares of common stock for cash.

On August 12, 2011, the Company owed $24,965 to the former President of the Company for management fees, the amount owing was unsecured, non-interest bearing and due on demand.  On August 12, 2011, the Company repaid $10,000 and the former President of the Company forgave the outstanding amount owing of $14,965, which was recorded as a gain on settlement of debt and included in additional paid in capital due to the transaction occurring with a related party.

On October 7, 2011, the Company paid $10,000 to Hillwinds Energy Development Corp, a corporation controlled by our President, Tassos Recachinas, pursuant to an intellectual property license agreement dated September 2, 2011, under which HEDC licensed us certain intellectual property in consideration of $10,000.

The intellectual property licensed to us relates to the reutilization of carbon dioxide using genetically modified algae as an active agent in a biological reactor converting carbon dioxide into methane.  The technology licensed to us is the subject matter of a recent Provisional Patent Application #61/575,935 filed with the United States Patent and Trademark Office.  The licensed territory consists of Back Bay, New Brunswick, Canada, and any geographical area within 50 miles from the center of Back Bay, with the boundary on the west being the border with the State of Maine in the United States.

In determining the consideration for the license, we considered the following factors:   the status of the underlying patent application, the stage of development of the intellectual property, the business application potential of the intellectual property by us, the duration of the license, and the other terms of the license.   Based upon those factors, we determined that the consideration for the patent was more favorable to us than could be obtained from and independent third party, however, we did not obtain any independent opinion as to the appropriateness of the consideration paid to HEDC.

On December 10, 2012, through our wholly-owned Canadian subsidiary, HDS Energy and Ecosystems NB, Ltd., we entered into a new technology license agreement with HEDC, which expands the geographic territory under our previous technology licenses.  All previous license agreements between HDS and HEDC, including the license under asset acquisition agreement dated August 15, 2011, and the intellectual property agreement consummated October 7, 2011 (dated September 2, 2012) have been terminated and superseded in their entirety by the new license agreement (the “NB Provincial License”).

The NB Provincial License expands our exclusive geographic territory to cover the entire Province of New Brunswick, Canada, as compared to the previous exclusive geographic territory under our other licenses, which was defined as Back Bay, New Brunswick, Canada, and any geography within 50 miles from the center of Back Bay, with the boundary on the west being the border with the State of Maine in the United States.

The financial terms of the NB Provincial License transaction to expand our geographic territory were deemed immaterial, with no cash or securities paid or owed by the Company to HEDC.  HEDC is controlled by the Company’s officers and directors, who also control the majority of the Company’s basic and fully diluted shares of common stock, and accordingly this transaction was classified as a related-party transaction and was not conducted at arm’s-length.

In determining the consideration for the NB Provincial License, we considered the expanded geographic coverage of the license and new license term.  Based upon those factors, we determined that the consideration for the NB Provincial License was more favorable to us than could be obtained from and independent third party, however, we did not obtain any independent opinion as to the appropriateness of the consideration paid to HEDC.

As at September 30, 2012, the Company owed $334,657 to Hillwinds Ocean Energy, LLC (“HOEL”), a company controlled by our President, the amounts owing unsecured, bearing interest at 10% per annum, and due August 16, 2012.  During 2012, the Company repaid $0 of accrued interest and $0 of principal under the obligation.  As at September 30, 2012, the Company has recorded accrued interest of $34,657.

Tassos Recachinas is our only promoter.  In addition to the transactions described herein this Item 3, Mr. Recachinas received $9,000 from us during 2011 (nil, 2012) for management consulting services.  Mr. Recachinas has not received anything else of value (including money, property, contracts, options or rights of any kind) from us other than we paid HOEL, a corporation owned and controlled by Mr. Recachinas (a) 7,500,000 shares of our Class A Preferred Stock, $0.001 par value per share; (b) 250,000,000 shares of our common stock, $0.001 par value per share, and (c) a twelve month, 10% promissory note in the sum of $325,000, in connection with the purchase of certain assets from HOEL, including a certain license relating to technologies for gas exchange, carbon dioxide capture and sequestration, algae biomass production and other renewable energy and eco-sustainability applications, as described in the Asset Acquisition Agreement dated August 16, 2011.  HOEL is the majority owner of our issued and outstanding common stock and sole owner of all our issued and outstanding preferred stock.  The foregoing was an arm’s length transaction negotiated between our former management and Tassos Recachinas on behalf of himself and HOEL. Mr. Recachinas believed we had no appreciative value as a “shell company” and accordingly was only willing to transfer the assets to us in consideration of absolute control of us.  The precise amount of securities transferred to Mr. Recachinas was acceptable to him and us.

Other than the foregoing transaction, none of our directors or executive officers, nor any person who owned of record or was known to own beneficially more than 5% of our outstanding shares of common stock, nor any associate or affiliate of such persons or companies, have any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect us.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manor:

-           Disclosing such transactions in reports where required;
-           Disclosing in any and all filings with the SEC, where required;
-           Obtaining disinterested directors consent; and
-           Obtaining shareholder consent where required.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 31, 2011 included in this prospectus have been audited by M&K CPAS, PLLC, 4100 N. Sam Houston Parkway N., Suite 200B, Houston, Texas 77096, telephone number (832) 242-9950, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by a firm of Certified Public Accountants.

Our financial statements from inception to September 30, 2012 (unaudited) and December 31, 2011 (audited) and 2010 (audited), immediately follow:

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Balance Sheets
(expressed in U.S. dollars)

	September 30, 2012 $ (unaudited)	December 31, 2011 $
ASSETS

Current Assets
Cash	15,199	320,178
Prepaid expenses and deposits	–	7,575

Total Assets	15,199	327,753

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued liabilities	49,008	6,509
Accounts payable and accrued liabilities – related party	38,407	12,137
Due to related parties – in default	300,000	300,000

Total Current Liabilities	387,415	318,646

Convertible debentures, net of unamortized discount of $4,363 and $12,669, respectively	555,637	487,331

Total Liabilities	943,052	805,977

Stockholders’ Equity (Deficit)
Preferred Stock
Authorized: 25,000,000 preferred shares, with a par value of $0.001 per share
Issued and outstanding: nil preferred shares	–	–
Class A Preferred Stock
Authorized: 25,000,000 preferred shares, with a par value of $0.001 per share
Issued and outstanding: 7,500,000 preferred shares	7,500	7,500
Common Stock Authorized: 2,000,000,000 common shares, with a par value of $0.001 per share Issued and outstanding: 347,380,000 common shares	347,380	347,380

Additional paid-in capital	(345,427)	(345,427)

Equity (Deficit) accumulated during the development stage	(937,306)	(487,677)

Total Stockholders’ Equity (Deficit)	(927,853)	(478,224)

Total Liabilities and Stockholders’ Equity (Deficit)	15,199	327,753

(The accompanying notes are an integral part of these financial statements)

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)
(unaudited)

	For the Three Months Ended September 30, 2012 $	For the Three Months Ended September 30, 2011 $	For the Nine Months Ended September 30, 2012 $	For the Nine Months Ended September 30, 2011 $	Accumulated from November 3, 2008 (date of inception) to September 30, 2012 $

Revenue	–	–	–	–	–

Operating Expenses

Consulting fees	105,000	–	309,000	20,000	489,500
General and administrative	18,773	19,049	56,376	21,286	93,463
Management fees	–	5,000	–	20,000	43,727
Professional fees	19,834	9,556	40,623	35,556	145,229
Transfer agent fees	569	890	670	2,508	18,608

Total Operating Expenses	144,176	34,495	406,669	99,350	790,527

Loss Before Other Income (Expenses)	(144,176)	(34,495)	(406,669)	(99,350)	(790,527)

Other Expenses (Income)

Accretion expense	2,805	1,342	8,306	1,342	12,437
Loss (gain) on settlement of debt	–	(240,268)	–	(240,268)	(24,552)
Impairment of intangible assets	–	–	–	–	92,538
Interest expense	12,246	7,604	34,654	14,642	66,356

Total Other Expenses (Income)	15,051	(231,322)	42,960	224,284	146,779

Net Income (Loss) for the Period	(159,227)	196,827	(449,629)	124,934	(937,306)

Net Income (Loss) Per Share, Basic and Diluted	–	–	–	–

Weighted Average Shares Outstanding	347,380,000	442,790,000	347,380,000	505,348,205

(The accompanying notes are an integral part of these financial statements)

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)
(unaudited)

	For the Nine Months Ended September 30, 2012 $	For the Nine Months Ended September 30, 2011 $	Accumulated from November 3, 2008 (date of inception) to September 30, 2012 $
Operating Activities

Net income (loss)	(449,629)	124,934	(937,306)

Adjustment to reconcile net income (loss) to cash used in operating activities:
Accretion expense	8,306	1,342	12,437
Gain on settlement of debt	–	(240,268)	(24,552)
Impairment of intangible asset	–	–	92,538
Stock-based compensation	–	–	2,227
Shares issued for management fees	–	–	7,000

Changes in operating assets and liabilities:
Prepaid expense and deposits	7,575	(9,542)	–
Accounts payable and accrued liabilities	42,499	6,347	76,560
Accounts payable and accrued liabilities - related	26,270	4,007	38,407
Due to related parties	–	–	11,965

Net Cash Used in Operating Activities	(364,979)	(113,180)	(720,724)

Investing Activities
Acquisition of intangible assets	–	–	(10,000)

Net Cash Used by Investing Activities	–	–	(10,000)

Financing activities
Proceeds from loan payable	60,000	710,600	709,600
Repayment of loan payable	–	(149,449)	(149,449)
Proceeds from related parties	–	–	2,649
Repayment to related parties	–	–	(25,000)
Capital contribution	–	–	200,600
Proceeds from the issuance of common stock	–	–	7,523

Net Cash Provided by Financing Activities	60,000	561,151	745,923

Increase (decrease) in Cash	(304,979)	447,971	15,199
Cash, Beginning of Period	320,178	33,034	–

Cash, End of Period	15,199	481,005	15,199

Supplemental Disclosures
Interest paid	–	–	–
Income tax paid	–	–	–

Non-cash investing and financing activities
Forgiveness of related party debt	–	–	2,649
Issuance of common shares for acquisition of assets	–	250,000	250,000
Issuance of preferred shares for acquisition of assets	–	7,500	7,500
Issuance of note payable for acquisition of assets	–	325,000	325,000

(The accompanying notes are an integral part of these financial statements)

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

HDS International Corp. (formerly GMV Wireless, Inc.) (the “Company”) was incorporated on November 3, 2008 under the laws of the State of Nevada.  A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace and the Company has not generated any revenue to date.  The Company plans to engage in the business of providing renewable energy and eco-sustainability solutions based on its licensed technologies.

Going Concern

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has generated no revenues to date and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future.  As of September 30, 2012, the Company had a working capital deficit of $372,216 and an accumulated deficit of $937,306. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company’s future business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

a)     Basis of Presentation
These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

b)     Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to stock-based compensation and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)     Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As of September 30, 2012 and December 31, 2011, the Company had no cash equivalents.

d)     Beneficial Conversion Features
From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.      Summary of Significant Accounting Policies (continued)

e)     Development Stage Company
The Company is currently considered a development stage company as defined by ASC 915-10-05. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date. An entity remains in the development stage until such time as, among other factors, revenues have been realized. To date, the development stage of the Company’s operations consists of developing the business model and marketing concepts.

f)      Basic and Diluted Net Loss Per Share
The Company computes net loss per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

g)     Interim Financial Statements
These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

h)     Comprehensive Loss
ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2012, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

i)      Financial Instruments
ASC 820, “Fair Value Measurements”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3
Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.      Summary of Significant Accounting Policies (continued)

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Assets and liabilities measured at fair value on a recurring basis were presented on the Company’s balance sheet as at September 30, 2012 as follows:

	Fair Value Measurements Using
	Quoted prices in active markets for identical instruments (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $	Balance, September 30, 2012 $
Convertible debenture	–	–	555,637	555,637

The carrying values of all of our other financial instruments, which include accounts receivable, accounts payable and accrued liabilities, and due to related parties approximate their current fair values because of their nature and respective maturity dates or durations.

j)      Recent Accounting Pronouncements
In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The guidance in ASU 2011-08 is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”, which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for the Company on January 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 did not have a material impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will become effective for the Company on January 1, 2012.  The adoption of this guidance did not have a material impact on the Company’s financial statements.

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

j)      Recent Accounting Pronouncements (continued)
In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. This amendment explains which modifications constitute troubled debt restructurings (“TDR”). Under the new guidance, the definition of a troubled debt restructuring remains essentially unchanged, and for a loan modification to be considered a TDR, certain basic criteria must still be met. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. The adoption of this guidance did not have a material impact on the Company’s financial statements.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.      Related Party Transactions

a)
As at September 30, 2012, the Company owes $334,657 (December 31, 2011 - $312,137) to a company controlled by officers and directors of the Company.  The amounts owing are unsecured, bears interest at 10% per annum, and due by August 15, 2012.  As at September 30, 2012, the Company has recorded accrued interest of $34,657 included in accounts payable and accrued liabilities – related party. As at September 30, 2012, the amount owed and the accrued interest are in default pursuant to the agreement.

b)
As of September 30, 2012, the Company has incurred $32,250 (December 31, 2011 - $9,000) to the President and CEO of the Company for consulting services. As at September 30, 2012 the Company recorded a related party accounts payable of $3,750 included in accounts payable and accrued liabilities – related party.

4.      Convertible Debenture

a)
In August 2011, the Company issued a convertible debenture to a non-related party for $500,000, comprised of payments of $100,000 on August 19, 2011, $150,000 on August 26, 2011, and $250,000 on September 6, 2011.  Under the terms of the note, the amount owing is unsecured, due interest of 3% per annum, and due on or before February 19, 2013.  As at September 30, 2012, accrued interest of $16,808 has been recorded in accrued liabilities.

The convertible debenture also grants the right of the Company to convert its debt into common shares of the Company at any time at a conversion price of $0.25 per share.  For the first payment of $100,000 on August 19, 2011, the Company recorded beneficial conversion of $16,800 relating to the number of convertible shares (400,000 shares) and the excess of the fair value of the share price and the conversion price.  No beneficial conversion was recorded for the $150,000 and $250,000 payments, as the fair value of the Company’s share prices was less than the conversion price on the date of issuance.  For the period ended September 30, 2012, the Company recorded accretion expense of $8,306.

b)
On June 29, 2012, the Company issued three separate convertible drawdown note payables of $50,000 each, with $20,000 of each note being received on June 29, 2012 and the remaining $30,000 for each note to be received on or before August 3, 2012. Under the terms of the note, the amount owing is unsecured, due interest of 6% per annum, and due on or before December 31, 2013.  As at September 30, 2012, the second instalments for each of the notes had not been received and are in default in accordance with the agreements. As at September 30, 2012, accrued interest of $921 has been recorded in accrued liabilities.

The convertible debentures also grant the right of the Holder and the Company to convert its debt into common shares of the Company at any time at a conversion price of $0.01 per share. No beneficial conversion feature was recorded for the, as the fair value of the Company’s share prices was less than the conversion price on the date of issuance.

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

5.      Commitments

a)
On October 12, 2011, the Company entered into a verbal consulting agreement with a non-related party whereby the Company will pay a monthly consulting fee for services provided in the amounts of $3,000. The agreement is for a one month term automatically renewing in each successive month unless earlier terminated. On July 18, 2012, the Board of Directors reviewed the consulting agreement and authorized an increase to the monthly consulting fee from $3,000 to $3,750 per month beginning July 2012. During the nine months ended September 30, 2012, the Company incurred $29,250 in consulting fees relating to this agreement.

b)
On October 12, 2011, the Company entered into a consulting agreement with a non-related party whereby the Company will pay a monthly consulting fee for services provided in the amounts of $27,500. The agreement is for a one month term automatically renewing in each successive month unless earlier terminated. During the nine month period ended September 30, 2012, the Company incurred $247,500 in consulting fees relating to this agreement.

c)
On October 12, 2011, the Company entered into a consulting agreement with the President and CEO of the Company whereby the Company will pay a monthly consulting fee for services provided in the amounts of $3,000. The agreement is for a one month term automatically renewing in each successive month unless earlier terminated. On June 10, 2012, the Board of Directors authorized an increase to the monthly consulting fee from $3,000 to $6,000 per month beginning June 2012. On July 18, 2012, the Board of Directors reviewed the consulting agreement and adjusted the monthly consulting fee to $3,750 beginning July 2012. During the nine months ended September 30, 2012, the Company incurred $32,250 in consulting fees relating to this agreement.

6.      Subsequent Events

We have evaluated subsequent events through the date of issuance of the financial statements, and did not have any material recognizable subsequent events after September 30, 2012.

Index to Finanancials

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)

We have audited the accompanying balance sheets of HDS International Corp (a Development Stage Company) as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended and for the period from November 3, 2008 (inception) through December 31, 2011.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HDS International Corp.  as of December 31, 2011 and 2010, and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company suffered a net loss from operations and has a net deficiency, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas
April 16, 2012

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Balance Sheets
(expressed in U.S. dollars)

	December 31, 2011 $	December 31, 2010 $
ASSETS

Current Assets
Cash	320,178	33,034
Prepaid expenses and deposits	7,575	–

Total Assets	327,753	33,034

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued liabilities	6,509	30,567
Accounts payable and accrued liabilities – related	12,137	–
Due to related parties	300,000	11,965
Notes payable	–	139,600

Total Current Liabilities	318,646	182,132

Convertible debenture, net of discount of $12,669	487,331	–

Total Liabilities	805,977	182,132

Stockholders’ Equity (Deficit)

Preferred Stock Authorized: 25,000,000 preferred shares, with a par value of $0.001 per share Issued and outstanding: nil preferred shares	–	–

Class A Preferred Stock Authorized: 25,000,000 preferred shares, with a par value of $0.001 per share Issued and outstanding: 7,500,000 and nil preferred shares, respectively	7,500	–

Common Stock Authorized: 2,000,000,000 common shares, with a par value of $0.001 per share Issued and outstanding: 347,380,000 and 538,200,000 common shares, respectively	347,380	538,200

Additional paid-in capital	(345,427)	(518,801)

Equity (Deficit) accumulated during the development stage	(487,677)	(168,497)

Total Stockholders’ Equity (Deficit)	(478,224)	(149,098)

Total Liabilities and Stockholders’ Equity (Deficit)	327,753	33,034

(The accompanying notes are an integral part of these financial statements)

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)

	Year ended December 31, 2011 $	Year ended December 31, 2010 $	Accumulated from November 3, 2008 (date of inception) to December 31, 2011 $

Revenue	–	–	–

Operating Expenses
Consulting fees	120,500	60,000	180,500
General and administrative	35,534	892	37,087
Management fees	20,000	21,500	43,727
Professional fees	41,056	51,000	104,606
Transfer agent fees	3,469	6,504	17,938

Total Operating Expenses	220,559	139,896	383,858

Loss Before Other Income (Expenses)	(220,559)	(139,896)	(383,858)

Other Expenses (Income)
Accretion expense	4,131	–	4,131
Loss (gain) on settlement of debt	(24,552)	–	(24,552)
Impairment of intangible assets	92,538	–	92,538
Interest expense	26,504	5,198	31,702

Total Other Expenses (Income)	98,621	5,198	103,819

Net Income (Loss) for the Period	(319,180)	(145,094)	(487,677)

Net Income (Loss) Per Share, Basic and Diluted	(0.00)	(0.00)

Weighted Average Shares Outstanding	466,054,356	521,965,476

(The accompanying notes are an integral part of these financial statements)

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)

	Year ended December 31, 2011 $	Year ended December 31, 2010 $	Accumulated from November 3, 2008 (date of inception) to December 31, 2011 $
Operating Activities

Net income (loss)	(319,180)	(145,094)	(487,677)

Adjustment to reconcile net income (loss) to cash used in operating activities:
Accretion expense	4,131	–	4,131
Gain on settlement of debt	(24,552)	–	(24,552)
Impairment of intangible assets	92,538	–	92,538
Stock-based compensation	–	–	2,227
Shares issued for management fees	–	7,000	7,000

Changes in operating assets and liabilities:
Prepaid expense and deposits	(7,575)	–	(7,575)
Accounts payable and accrued liabilities	3,494	19,552	34,061
Accounts payable and accrued liabilities – related	12,137	–	12,137
Due to related parties	–	11,965	11,965

Net Cash Used in Operating Activities	(239,007)	(106,577)	(355,745)

Investing activities
Acquisition of intangible assets	10,000	–	10,000

Net Cash Used by Investing Activities	(10,000)	–	(10,000)

Financing activities
Proceeds from loan payable	510,000	139,600	850,200
Repayments of loan payable	(149,449)	–	(149,449)
Proceeds from related parties	–	–	2,649
Repayments to related parties	(25,000)	–	(25,000)
Capital contributions	200,600		200,600
Proceeds from the issuance of common stock	–	–	7,523

Net Cash Provided by Financing Activities	536,151	139,600	685,923

Increase (decrease) in Cash	287,144	33,023	320,178

Cash, Beginning of Period	33,034	11	–

Cash, End of Period	320,178	33,034	320,178

Supplemental Disclosures
Interest paid	–	–	–
Income tax paid	–	–	–

Non-cash investing and financing activities
Forgiveness of related party debt	–	2,649	2,649
Issuance of common shares for acquisition of assets	250,000	–	250,000
Issuance of preferred shares for acquisition of assets	7,500	–	7,500
Issuance of note payable for acquisition of assets	325,000	–	325,000

(The accompanying notes are an integral part of these financial statements)

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Statement of Stockholders’ Deficit
For the Period from November 3, 2008 (Date of Inception) to December 31, 2011
(expressed in U.S. dollars)

							Deficit
							Accumulated
					Additional	Stock	During the
	Preferred Stock		Common Stock		Paid-in	Subscriptions	Development
		Amount		Amount	Capital	Receivable	Stage	Total
	#	$	#	$	$	$	$	$

Balance, November 3, 2008 (Date of Inception)	–	–	–	–	–	–	–	–

Issuance of shares for cash	–	–	477,900,000	477,900	(477,900)	–	–	–
							–
Issuance of shares for cash	–	–	8,100,000	8,100	(5,850)	(23)	–	2,227

Net loss for the period	–	–	–	–	–	–	(5,212)	(5,212)

Balance, December 31, 2008	–	–	486,000,000	486,000	(483,750)	(23)	(5,212)	(2,985)

Stock subscription receivable received	–	–	–	–	–	23	–	23

Issuance of shares for cash	–	–	21,600,000	21,600	(15,600)	–	–	6,000

Issuance of shares for cash	–	–	5,400,000	5,400	(3,900)	–	–	1,500

Net loss for the year	–	–	–	–	–	–	(18,191)	(18,191)

Balance, December 31, 2009	–	–	513,000,000	513,000	(503,250)	–	(23,403)	(13,653)

Issuance of shares for management fees	–	–	25,200,000	25,200	(18,200)	–	–	7,000

Forgiveness of loan	–	–	–	–	2,649	–	–	2,649

Net loss for the year	–	–	–	–	–	–	(145,094)	(145,094)

Balance, December 31, 2010	–	–	538,200,000	538,200	(518,801)	–	(168,497)	(149,098)

Shares cancelled	–	–	(440,820,000)	(440,820)	440,820	–	–	–

Shares issued for acquisition of assets	7,500,000	7,500	250,000,000	250,000	(499,962)	–	–	(242,462)

Capital contribution	–	–	–	–	200,751	–		200,751

Beneficial conversion feature	–	–	–	–	16,800	–	–	16,800

Settlement of debt to related party	–	–	–	–	14,965	–	–	14,965

Net loss for the year	–	–	–	–	–	–	(319,180)	(319,180)

Balance, December 31, 2011	7,500,000	7,500	347,380,000	347,380	(345,427)	–	(487,677)	(478,224)

(The accompanying notes are an integral part of these financial statements)

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

1.      Nature of Operations and Continuance of Business

HDS International Corp. (formerly GMV Wireless, Inc.) (the “Company”) was incorporated on November 3, 2008 under the laws of the State of Nevada.  A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace and the Company has not generated any revenue to date.  The Company plans to engage in the business of providing renewable energy and eco-sustainability solutions based on its licensed technologies.

Going Concern
These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has generated no revenues to date and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future.  As of December 31, 2011, the Company had working capital of $9,107 and an accumulated deficit of $487,677. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company’s future business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.      Summary of Significant Accounting Policies

a)     Basis of Presentation
These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

b)     Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to long-lived assets, convertible debentures, stock-based compensation and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)     Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As of December 31, 2011 and 2010, the Company had no cash equivalents.

d)     Intangible Assets
Intangible assets are carried at the purchased cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally from fifteen to twenty years.

e)     Impairment of Long-Lived Assets
Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.      Summary of Significant Accounting Policies (continued)

f)      Beneficial conversion features
From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

g)     Development Stage Company
The Company is currently considered a development stage company as defined by FASB ASC 915-10-05. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date. An entity remains in the development stage until such time as, among other factors, revenues have been realized. To date, the development stage of the Company’s operations consists of developing the business model and marketing concepts.

h)     Basic and Diluted Net Loss Per Share
The Company computes net loss per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

i)      Income Taxes
Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted ASC 740, Income Taxes, as of its inception. Pursuant to ASC 740, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

j)      Comprehensive Loss
ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2011 and 2010, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

k)     Financial Instruments
ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3
Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.      Summary of Significant Accounting Policies (continued)

k)     Financial Instruments (continued)
Assets and liabilities measured at fair value on a recurring basis were presented on the Company’s balance sheet as at December 31, 2011 as follows:

	Fair Value Measurements Using
	Quoted prices in active markets for identical instruments (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $	Balance, December 31, 2011 $
Convertible debenture	–	–	487,331	487,331

The carrying values of all of our other financial instruments, which include accounts receivable, accounts payable and accrued liabilities, and due to related parties approximate their current fair values because of their nature and respective maturity dates or durations.

l)      Recent Accounting Pronouncements
In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The guidance in ASU 2011-08 is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”, which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for the Company on January 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will become effective for the Company on January 1, 2012.  The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.      Summary of Significant Accounting Policies (continued)

m)    Financial Instruments
In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. This amendment explains which modifications constitute troubled debt restructurings (“TDR”). Under the new guidance, the definition of a troubled debt restructuring remains essentially unchanged, and for a loan modification to be considered a TDR, certain basic criteria must still be met. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. The Company does not expect that the guidance effective in future periods will have a material impact on its financial statements.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.      Intangible Assets

	Cost $	Accumulated Depreciation $	Impairment $	December 31, 2011 Net Carrying Value $	December 31, 2010 Net Carrying Value $
License	92,538	–	92,538	–	–

	92,538	–	92,538	–	–

On August 16, 2011, the Company acquired the License and related assets in exchange for the issuance of a $325,000 note payable, which is unsecured, bearing interest at 10% per annum, and due on August 16, 2012, and the issuance of 250,000,000 common shares of the Company, and 7,500,000 Class A preferred shares of the Company.  The assets were valued at cost totaling $82,538, based on certain historical costs incurred by the seller.

On October 7, 2011, the Company expanded its intellectual property portfolio by entering into a certain license agreement with Hillwinds Energy Development Corp. (“HEDC), in exchange for a cash payment of $10,000.

For the year ended December 31, 2011, management reviewed the intangible assets for indications of impairment and decided to fully impair these assets based on the difficulty to fairly value these assets.

4.      Related Party Transactions

a)
As of August 12, 2011, the former President of the Company was owed $24,965 (2010 - $11,965) for management fees.  The amount owing is unsecured, non-interest bearing and due on demand.  On August 12, 2011, the Company repaid $10,000 and the former President of the Company forgave the outstanding amount owing of $14,965, which was recorded as a gain on settlement of debt and included in additional paid in capital due to the transaction occurring with a related party.

b)
As at December 31, 2011, the Company owes $312,137 (2010 - $nil) to HOEL, a company controlled by officers and directors of the Company.  The amounts owing are unsecured, bears interest at 10% per annum, and due by August 16, 2012.  As at December 31, 2011, the Company has recorded accrued interest of $12,137.

c)	As at December 31, 2011, the Company paid $10,000 (2010 - $nil) to a company controlled by officers and directors of the Company for the acquisition of a certain license (Note 3).
d)	As at December 31, 2011, the Company paid $9,000 (2010 -$nil) to the President and CEO of the Company for consulting services.

5.      Notes Payable

a)
On September 28, 2010, Company issued a demand note to a non-related party for $34,600. Under the terms of the note, the amount owing is unsecured, due at 10% per annum, and due on demand.  On August 11, 2011, the Company repaid $39,187, comprised of principal payments of $34,600 and accrued interest of $4,587.

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

5.      Notes Payable (continued)

b)
On September 28, 2010, the Company issued a demand note to a non-related party for $105,000. Under the terms of the note, the amount owing is unsecured, due interest of 10% per annum, and due on or before September 28, 2011.  On August 11, 2011, the Company repaid $114,177, comprised of principal payments of $105,000 and accrued interest of $9,177.

c)
On June 16, 2011, the Company issued a demand note to a non-related party for $10,000 (2010 - $nil).  Under the terms of the note, the amount owing is unsecured, due interest at 10% per annum, and due on demand.  On August 11, 2011, the Company repaid a note payable of $10,000 and forgave the accrued interest of $151, which was recorded as a gain on settlement of debt.

d)
In August 2011, the Company issued a note payable to a non-related party for proceeds of $200,600.  Under the terms of the notes, the amounts owing are unsecured, due interest of 10% per annum, and due on demand.  On August 12, 2011, the Company recorded accrued interest of $151, and the note was forgiven resulting in an increase to additional paid in capital of $200,751. The note was forgiven to facilitate the Agreement with HOEL, as a closing condition to the Agreement required the Company to have no debt, obligations or liabilities of any kind whatsoever totaling in excess of $1,000.

e)
In August 2011, the Company issued a demand note to a non-related party for $500,000 (the “Demand Note”), comprised of three payments of $100,000 on August 19, 2011, $150,000 on August 26, 2011, and $250,000 on September 6, 2011.  Under the terms of the note, the amount owing is unsecured, due interest of 3% per annum, and due on or before February 19, 2013.  As at December 31, 2011, accrued interest of $5,548 has been recorded in accrued liabilities.

The Demand Note also grants the right of the Company to convert this debt into common shares of the Company at any time at a conversion price of $0.25 per share.  For the first payment of $100,000 on August 19, 2011, the Company recorded beneficial conversion of $16,800 relating to the number of convertible shares (400,000 shares) and the excess of the fair value of the share price and the conversion price.  No beneficial conversion was recorded for the $150,000 and $250,000 payments, as the fair value of the Company’s share prices was less than the conversion price on the date of issuance.  As at December 31, 2011, the Company recorded accretion expense of $4,131 with a corresponding credit to the long-term note payable.

6.	Debt Settlement

During the year ended December 31, 2011, the company entered into debt settlement agreements with various parties. Debts settled with non-related parties are included in gain on settlement of debt, which consists of:  a gain recorded for the interest accrued on a loan payable of $10,000 of $151, for a total amount owed of $10,151, which was settled for $10,000, and amounts for legal fees of $40,000, which were settled for $15,000, which were offset with a loss on settlement of debt of $599 from the settlement of a loan balance of $105,000 plus interest of $9,178 which was settled for $114,777  with a non-related party. Debts settled with related parties have been included in additional paid in capital, and consist of a $14,965 gain on settlement of debt to the former President and CEO of the Company for unpaid management fees of $24,965, which were settled for $10,000.  Also included in additional paid in capital is a $200,751 capital contribution, related to the gain on settlement of debt for settlement for the full balance of $200,600 plus accrued interest of $151 for a note payable to a non-related party which was forgiven to facilitate the Agreement with HOEL (Note 5).

7.      Common Stock

a)
On August 16, 2011, the Company entered into an Acquisition Agreement whereby the Company issued 250,000,000 common stock with a par value of $0.001 per share and 7,500,000 Class A preferred stock with a par value of $0.001 per share in exchange for the License and other related assets (Refer to Note 3). On August 16, 2011, pursuant to the Acquisition Agreement noted above, the former President of the Company cancelled 440,820,000 shares of common stock, representing all of the Company’s stock that was held and owned by him.

b)
On August 15, 2011, the Company filed a Certificate of Amendment to its Articles of Incorporation (the “Amendment”) with the Nevada Secretary of State. As a result of the Amendment, the Company increased the number of authorized shares of common stock to 2,000,000,000 and the authorized shares of preferred stock to 50,000,000, each with a par value of $0.001 per share.

c)
On June 6, 2011, the Company effectuated a forward split of its issued and outstanding common shares, whereby every one old share of common stock was exchanged for twelve new shares of the Company’s common stock. As a result, the issued and outstanding shares of common stock increased from 44,850,000 prior to the forward split to 538,200,000 following the forward split and has been applied on a retroactive basis to the Company’s inception.

d)
On March 9, 2011, the Company effectuated a forward split of its issued and outstanding common shares, whereby every one old share of common stock was exchanged for thirty new shares of the Company’s common stock. As a result, the issued and outstanding shares of common stock increased from 1,495,000 prior to the forward split to 44,850,000 following the forward split.

e)
During the year ended December 31, 2010, the Company issued 25,200,000 split-adjusted common shares to settle management fees of $7,000, valued using the end of day trading price on the date of issuance.

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

8.      Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock.  The shares of preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of preferred stock. Each series of shares of preferred stock:

(a)	may have such voting powers, full or limited, or may be without voting powers;
(b)	may be subject to redemption at such time or times and at such prices as determine by the Board of Directors;
(c)
may be entitled to receive dividends (which may be cumulative or non-cumulative) at  such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(d)	may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;
(e)
may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

(f)	may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;
(g)
may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(h)
may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of preferred stock. Shares of  preferred stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of preferred stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of  preferred stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of  preferred stock.

Class A Preferred Shares.  Of the 50,000,000 authorized shares of preferred stock, the total number of shares of Class A Preferred Shares the Corporation shall have the authority to issue is Twenty Five Million (25,000,000), with a stated par value of $0.001 per share.  Of the designated 25,000,000 Class A Preferred Shares, we have issued 7,500,000 shares to Hillwinds Ocean Energy, LLC which is controlled by our sole officer and director, Mr. Recachinas.  The designations, powers, preferences, rights and restrictions granted or imposed upon the Class A Preferred Shares and holders thereof are as follows:

(a)	Liquidation Preference.

i.
In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class A Preferred Shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the stated par value less the aggregate amount of all prior distributions to its Preferred Shareholders made to holders of all classes of Preferred Shares, plus any accrued previously declared but unpaid dividends (the amount so determined being hereinafter referred to as the “liquidation Preference”). No distribution shall be made to the holders of the Common Shares upon liquidation, dissolution, or winding up until after the full amount of the Liquidation Preference has been distributed or provided to the holders of the Preferred Shares.

ii.
If, upon such liquidation, dissolution or winding up the assets thus distributed among the Preferred Shareholders shall be insufficient to permit payment to such shareholders of the full amount of the Liquidation Preference, the entire assets of the Corporation shall be distributed ratably among the holders of all classes of Preferred Shares.

iii.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, when the Corporation has completed distribution of the full Liquidating Preference to the holders of the Class A Preferred Shares, the Class A Preferred Shares shall be considered to have been redeemed, and thereafter, the remaining assets of the Corporation shall be paid in equal amounts on all outstanding shares of Common Stock.

iv.
A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation shall not be deemed a liquidation, dissolution or winding up within the meaning of this subsection 5.4(a).

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

8.      Preferred Stock (continued)

(b)
Conversion Rights.  At any time holders of the Class A Preferred Shares who endorse the share certificates and deliver them together with a written notice of their intent to convert to the corporation at its principal office, shall be entitled to convert such shares and receive twenty (20) shares of Common Stock for each share being converted. Such conversion is subject to the following adjustments, terms, and conditions:

i.
If the number of outstanding shares of Common Stock has been decreased since the initial issuance of the Class A Preferred Shares (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders or Class A Preferred Shares shall not be adjusted unless by appropriate amendment of this article. If the number of outstanding shares of Common Stock has been increased since the initial issuance of the Class A Preferred Shares (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders or Class A Preferred Shares shall equitably be adjusted by appropriate amendment of this article, and other articles as applicable.

ii.
Shares converted under this article shall not be reissued. The corporation shall at all times reserve and keep available a sufficient number of authorized but unissued common shares, and shall obtain and keep in effect any required permits to enable it to issue and deliver all common shares required to implement the conversion rights granted herein.

iii.
No fractional shares shall be issued upon conversion, but the corporation shall pay cash for any fractional shares of Common Stock to which shareholders may be entitled at the fair value of such shares at the time of conversion. The board of directors shall determine such fair value.

(c)	Voting Rights.

i.
Voting. With respect to each matter submitted to a vote of stockholders of the Corporation, each holder of Class A Preferred Shares shall be entitled to cast that number of votes which is equivalent to the number of shares of Class A Preferred Shares owned by such holder times one hundred (100). The Company shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Class A Preferred Shares (i) authorize or create any additional class or series of stock ranking prior to or on a parity with the Class A Preferred Shares as to the dividends or the distribution of assets upon liquidation, or (ii) change any of the rights, privileges or preferences of the Class A Preferred Shares.

ii.
Class Vote. Except as otherwise required by law or as described above, holders of our common stock and Class A Preferred Shares shall vote as a single class on all matters submitted to the stockholders.

9.      Commitment

a)
On October 12, 2011, the Company entered into a verbal consulting agreement with a non-related party whereby the Company will pay a monthly consulting fee for services provided in the amounts of $3,000. The agreement is for a one month term automatically renewing in each successive month unless earlier terminated.

b)
On October 12, 2011, the Company entered into a verbal consulting agreement with a non-related party whereby the Company will pay a monthly consulting fee for services provided in the amounts of $27,500. The agreement is for a one month term automatically renewing in each successive month unless earlier terminated.

c)
On October 12, 2011, the Company entered into a verbal consulting agreement with the President and CEO of the Company whereby the Company will pay a monthly consulting fee for services provided in the amounts of $3,000. The agreement is for a one month term automatically renewing in each successive month unless earlier terminated.

Index to Finanancials

HDS International Corp.
(formerly GMV Wireless, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

10.    Income Taxes

The Company has a net operating loss carried forward of $280,647 available to offset taxable income in future years which commence expiring in fiscal 2028.

The Company is subject to United States federal and state income taxes at an approximate rate of 34%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	2011 $	2010 $
Income tax recovery at statutory rate	41,670	47,565
Valuation allowance change	(41,670)	(47,565)
Provision for income taxes	–	–

The significant components of deferred income tax assets and liabilities at December 31, 2011 and 2010 are as follows:

	2011 $	2010 $
Net operating loss carried forward	95,420	53,750
Valuation allowance	(95,420)	(53,750)
Net deferred income tax asset	–	–

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.  When a change in ownership occurs, net operating loss carry forwards may be limited as to use in future years.

11.    Subsequent Event

We have evaluated subsequent events through the date of issuance of the financial statements, and did not have any material recognizable subsequent events after December 31, 2011.

Until __________ 2013, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.            INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.  Section 5 of the bylaws filed as Exhibit 3.2 to the registration statement.

2.  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 14.            OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering are as follows:

SEC Registration Fee	$700
Printing Expenses	2,000
Accounting/administrative Fees and Expenses	4,000
Blue Sky Fees/Expenses	2,000
Legal Fees/ Expenses	12,500
Miscellaneous Expenses	800
Transfer Agent Fees	3,000
TOTAL	$25,000

ITEM 15.            RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

a)
On January 2, 2013, we entered into a consulting agreement (the “Agreement”) with The Holden Group, LLC, a Tennessee Limited Liability Company (the “Consultant”).  Pursuant to the terms of the Agreement, we have delivered to the Consultant 600,000 restricted shares of our common stock as per the terms of the Agreement

b)
On December 19, 2012, the Company exercised its right to convert all $520,055 of principal and accrued interest under the August 18, 2011 promissory notes into 2,080,220 restricted shares of the Company’s common stock and the promissory note terminated.

c)
On November 26, 2012, we entered into a settlement agreement and general release (the “Restructuring Agreement”) with holders of convertible drawdown promissory notes (the “Notes”) issued on June 29, 2012.  Under the terms of the Notes, $60,000 was lent to us on June 29, 2012 with $90,000 to be lent to us on or before August 3, 2012.  The note holders failed to make the second loan of $90,000 to us and were in default under the Notes.  Under the Restructuring Agreement, we have resolved and settled any and all disputes and claims arising from the Notes; the Notes and any interest accrued there under was cancelled, set aside, and held for naught; and the amount due the note holders was converted to 17,142,855 restricted shares of our common stock.  The convertible drawdown promissory notes issued on June 29, 2012 were terminated on November 26, 2012.

d)
On November 20, 2012 we sold 10,000,000 restricted shares of our common stock to three individuals and received $35,000.00 therefore.  The sales were made pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933, as amended.

e)
On June 29, 2012, the Company issued drawdown convertible debentures to non-related parties for $150,000, comprised of payments of $60,000 on June 29, 2012, and $90,000 due August 3, 2012.  Under the terms of the note, the amount owing is unsecured, due interest of 6% per annum, and due on or before December 31, 2013.

The drawdown convertible debentures also provide that, so long as the lender is not in default, either party shall have the right to convert all or a portion of the outstanding principal and accrued interest into fully paid and non-assessable shares of our common stock at the rate of one restricted share of common stock for each $0.01 owed.

f)
On August 18, 2011, the Company issued a convertible debenture to a non-related party for $500,000, comprised of payments of $100,000 on August 19, 2011, $150,000 on August 26, 2011, and $250,000 on September 6, 2011.  Under the terms of the note, the amount owing is unsecured, due interest of 3% per annum, and due on or before February 19, 2013.  As at March 31, 2012, accrued interest of $9,288 has been recorded in accrued liabilities.

The convertible debenture also grants the right of the Company to convert its debt into common shares of the Company at any time at a conversion price of $0.25 per share.  For the first payment of $100,000 on August 19, 2011, the Company recorded beneficial conversion of $16,800 relating to the number of convertible shares (400,000 shares) and the excess of the fair value of the share price and the conversion price.  No beneficial conversion was recorded for the $150,000 and $250,000 payments, as the fair value of the Company’s share prices was less than the conversion price on the date of issuance.  As at March 31, 2012, the Company recorded accretion expense in the first quarter of 2012 of $2,743 resulting in an accumulative accretion expense of $6,874 with a corresponding credit to the long-term note payable.

g)
On August 16, 2011, the Company entered into an Acquisition Agreement whereby the Company issued 250,000,000 common stock with a par value of $0.001 per share and 7,500,000 Class A preferred stock with a par value of $0.001 per share in exchange for the License and other related assets (Refer to Note 3). On August 16, 2011, pursuant to the Acquisition Agreement noted above, the former President of the Company cancelled 440,820,000 shares of common stock, representing all of the Company’s stock that was held and owned by him.

h)
On August 15, 2011, the Company filed a Certificate of Amendment to its Articles of Incorporation (the “Amendment”) with the Nevada Secretary of State. As a result of the Amendment, the Company increased the number of authorized shares of common stock to 2,000,000,000 and the authorized shares of preferred stock to 50,000,000, each with a par value of $0.001 per share.

i)
On June 6, 2011, the Company effectuated a forward split of its issued and outstanding common shares, whereby every one old share of common stock was exchanged for twelve new shares of the Company’s common stock. As a result, the issued and outstanding shares of common stock increased from 44,850,000 prior to the forward split to 538,200,000 following the forward split and has been applied on a retroactive basis to the Company’s inception.

j)
On March 9, 2011, the Company effectuated a forward split of its issued and outstanding common shares, whereby every one old share of common stock was exchanged for thirty new shares of the Company’s common stock. As a result, the issued and outstanding shares of common stock increased from 1,495,000 prior to the forward split to 44,850,000 following the forward split.

k)
During the year ended December 31, 2010, the Company issued 25,200,000 split-adjusted common shares to settle management fees of $7,000, valued using the end of day trading price on the date of issuance.

l)
During the year ended December 31, 2010, the Company issued 2,100,000 split-adjusted common shares to settle management fees of $7,000, valued at $0.0033, the last price at which we sold shares of common stock for cash.

m)	On August 14, 2009, the Company issued 450,000 split-adjusted common shares for proceeds of $1,500.

n)	On March 31, 2009, the Company issued 1,800,000 split-adjusted common shares for proceeds of $6,000.

o)
On December 31, 2008, the Company issued 675,000 common shares, par value $0.001 per share, for proceeds of $23, which was received in fiscal 2009. The difference between the fair value at the date of issuance of $0.10 per share and the proceeds received, $1,227, is recorded in additional paid in capital.

p)	On November 4, 2008, the Company issued 39,825,000 founders’ shares at $0.001 per share to the Directors of the Company.

ITEM 16.            EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibit		Incorporated by reference			Filed
Number	Description of Exhibit	Form	Date	Number	herewith
3.1	Articles of Incorporation.	S-1	3/24/09	3.1
3.2	Bylaws.	S-1	3/24/09	3.2
3.3	Amended and Restated Articles of Incorporation.	8-K	6/14/11	3.1a
3.4	Amended and Restated Articles of Incorporation.	8-K	8/17/11	3.1
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.				X
10.1	Management Agreement between the Company and Mr. Mark Simon dated March 23, 2010.	10-K	4/07/10	10.1
10.2	Promissory Note issued to Newton Management Ltd. dated September 28, 2010.	8-K	10/08/10	10.1
10.3	Amended Management Agreement between the Company and Mr. Mark Simon dated October 1, 2010.	8-K	11/10/10	10.1
10.4	Investors Relations Services Agreement with Blue Chip IR dated October 1, 2010.	10-Q	11/15/10	10.3
10.5	Share Exchange Agreement with AmeriSure Pharmaceuticals LLC dated May 13, 2011.	8-K	5/16/11	10.1
10.6	Promissory Note to Amerisure Pharmaceuticals, LLC dated June 20, 2011.	8-K	6/29/11	10.1
10.7	Promissory Note to Serik Enterprises, Inc.	8-K	8/12/11	10.1
10.8	Settlement Agreement with Vail International Ltd.	8-K	8/12/11	10.2
10.9	Settlement Agreement with Newton Management Ltd.	8-K	8/12/11	10.3
10.10	Settlement Agreement with Mark Simon.	8-K	8/12/11	10.4
10.11	Settlement Agreement with Carrillo Huettel, LLC.	8-K	8/12/11	10.5
10.12	Asset Acquisition Agreement.	8-K	8/17/11	10.1
10.13	Promissory Note with Hillwinds Ocean Energy, LLC.	8-K	8/17/11	10.2
10.14	Settlement Agreement and General Mutual Release with Serik Enterprises, Inc.	10-Q	11/21/11	10.14
10.15	Draw Down Convertible Promissory Note.	10-Q	11/21/11	10.15
10.16	Intellectual Property License Agreement with Hillwinds Energy Development Corporation.	10-K	4/16/12	10.1
14.1	Code of Ethics.	10-K	3/29/11	14.1
10.17	Exclusivity and Feasibility Study Agreement with City of Saint John.	8-K	12/05/12	10.1
10.18	Intellectual Property License Agreement with Hillwinds Energy Development Corporation dated December 10, 2012.	8-K	12/12/12	10.1
10.19	Consulting Agreement with The Holden Group.	8-K	1/03/13	10.1
10.20	Restructuring Agreement with Dennis Holden.	8-K/A	2/14/13	10.1
10.21	Restructuring Agreement with Stephen Walker.	8-K/A	2/14/13	10.2
10.22	Restructuring Agreement with Lance Warren.	8-K/A	2/14/13	10.3
21.1	List of Subsidiaries.	S-1/A-1	1/17/13	21.1
23.1	Consent of M&K CPAs, PLLC.				X
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X
99.1	Subscription Agreement.	S-1/A-1	1/17/13	99.1

ITEM 17.            UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Providence, Rhode Island, on this 14th day of February, 2013.

HDS INTERNATIONAL CORP.
(the “Registrant”)

BY:	TASSOS RECACHINAS
Tassos Recachinas
President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary/Treasurer and sole member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Tassos Recachinas, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

TASSOS RECACHINAS	President, Principal Executive Officer, Principal	February 14, 2013
Tassos Recachinas	Financial Officer, Principal Accounting Officer,
Secretary/Treasurer and sole member of the Board
of Directors

EXHIBIT INDEX

Exhibit		Incorporated by reference			Filed
Number	Description of Exhibit	Form	Date	Number	herewith
3.1	Articles of Incorporation.	S-1	3/24/09	3.1
3.2	Bylaws.	S-1	3/24/09	3.2
3.3	Amended and Restated Articles of Incorporation.	8-K	6/14/11	3.1a
3.4	Amended and Restated Articles of Incorporation.	8-K	8/17/11	3.1
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.				X
10.1	Management Agreement between the Company and Mr. Mark Simon dated March 23, 2010.	10-K	4/07/10	10.1
10.2	Promissory Note issued to Newton Management Ltd. dated September 28, 2010.	8-K	10/08/10	10.1
10.3	Amended Management Agreement between the Company and Mr. Mark Simon dated October 1, 2010.	8-K	11/10/10	10.1
10.4	Investors Relations Services Agreement with Blue Chip IR dated October 1, 2010.	10-Q	11/15/10	10.3
10.5	Share Exchange Agreement with AmeriSure Pharmaceuticals LLC dated May 13, 2011.	8-K	5/16/11	10.1
10.6	Promissory Note to Amerisure Pharmaceuticals, LLC dated June 20, 2011.	8-K	6/29/11	10.1
10.7	Promissory Note to Serik Enterprises, Inc.	8-K	8/12/11	10.1
10.8	Settlement Agreement with Vail International Ltd.	8-K	8/12/11	10.2
10.9	Settlement Agreement with Newton Management Ltd.	8-K	8/12/11	10.3
10.10	Settlement Agreement with Mark Simon.	8-K	8/12/11	10.4
10.11	Settlement Agreement with Carrillo Huettel, LLC.	8-K	8/12/11	10.5
10.12	Asset Acquisition Agreement.	8-K	8/17/11	10.1
10.13	Promissory Note with Hillwinds Ocean Energy, LLC.	8-K	8/17/11	10.2
10.14	Settlement Agreement and General Mutual Release with Serik Enterprises, Inc.	10-Q	11/21/11	10.14
10.15	Draw Down Convertible Promissory Note.	10-Q	11/21/11	10.15
10.16	Intellectual Property License Agreement with Hillwinds Energy Development Corporation.	10-K	4/16/12	10.1
10.17	Exclusivity and Feasibility Study Agreement with City of Saint John.	8-K	12/05/12	10.1
10.18	Intellectual Property License Agreement with Hillwinds Energy Development Corporation dated December 10, 2012.	8-K	12/12/12	10.1
10.19	Consulting Agreement with The Holden Group.	8-K	1/03/13	10.1
10.20	Restructuring Agreement with Dennis Holden.	8-K/A	2/14/13	10.1
10.21	Restructuring Agreement with Stephen Walker.	8-K/A	2/14/13	10.2
10.22	Restructuring Agreement with Lance Warren.	8-K/A	2/14/13	10.3
14.1	Code of Ethics.	10-K	3/29/11	14.1
21.1	List of Subsidiaries.	S-1/A-1	1/17/13	21.1
23.1	Consent of M&K CPAs, PLLC.				X
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X
99.1	Subscription Agreement.	S-1/A-1	1/17/13	99.1